UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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Arlington Asset Investment Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ARLINGTON ASSET INVESTMENT CORP.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 9, 2016

To the Shareholders
of Arlington Asset Investment Corp.:

The 2016 annual meeting of shareholders (the “annual meeting”) of Arlington Asset Investment Corp. (the “Company”) will be held at Le Méridien Hotel, 1121 19th Street North, Arlington, Virginia 22209, on June 9, 2016, at 9:00 a.m., Eastern Time, for the following purposes:

1.	To elect eight director nominees to the Company’s Board of Directors, to serve until the 2017 annual meeting of shareholders and until their successors are duly elected and qualified;
2.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for 2016;
3.	To consider a shareholder proposal presented by Imation Corp. working in concert with Clinton Magnolia Master Fund, Ltd. (collectively, the “Imation Group”) to repeal any provision of the Company’s Amended and Restated Bylaws, as amended, filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 28, 2011, as amended by Amendment No. 1 to the Amended and Restated Bylaws, filed with the SEC on February 4, 2015, as of the date of adoption of the proposal that was not included in such filing with the SEC on February 4, 2015 and that is inconsistent with or disadvantageous to the election of the director nominees of the Imation Group (the “Imation Group Proposal”), if such proposal is properly presented at the annual meeting; and
4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only holders of the Company’s common stock outstanding at the close of business on the record date, April 12, 2016, are entitled to vote at the annual meeting. Holders of the Company’s common stock outstanding at the close of business on the record date will vote together as a single group on all matters at the annual meeting.

Your Board of Directors unanimously recommends that you vote “FOR ALL” the director nominees on the WHITE proxy card at the annual meeting: Eric F. Billings, J. Rock Tonkel, Jr., Daniel J. Altobello, Daniel E. Berce, David W. Faeder, Peter A. Gallagher, Ralph S. Michael, III and Anthony P. Nader, III.

Please note that the Imation Group has notified us that it intends to nominate five individuals for election as directors to the Company’s eight-member Board of Directors at the annual meeting in opposition to the nominees recommended by our Board of Directors and to present the Imation Group Proposal. You may receive solicitation materials from the Imation Group, including proxy statements and proxy cards. We are not responsible for the accuracy of any information provided by or relating to Imation Group or its nominees contained in solicitation materials filed or disseminated by or on behalf of the Imation Group or any other statements the Imation Group may make.

The Board of Directors does not endorse any Imation Group nominee or the Imation Group Proposal and unanimously recommends that you vote “FOR” the election of each nominee proposed by the Board of Directors and “AGAINST” the Imation Group Proposal. THE BOARD OF DIRECTORS URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY, OR ON BEHALF OF, THE IMATION GROUP, EVEN AS A PROTEST VOTE AGAINST THE IMATION GROUP OR ITS NOMINEES. If you have previously submitted a proxy card sent to you by the Imation Group, you can revoke that proxy and vote for our Board of Directors’ nominees and on the other matters to be voted on at the meeting by using the enclosed WHITE proxy card.

YOUR VOTE IS VERY IMPORTANT. THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR ALL” THE BOARD’S NOMINEES ON THE ENCLOSED WHITE PROXY CARD.

All shareholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, you are urged to submit the WHITE proxy card in the envelope provided to you, or to use the Internet or telephone method of voting described in your WHITE proxy card so that your shares can be voted at the annual meeting in accordance with your instructions. If you hold your shares in “street name” (i.e., through a broker, bank or other nominee), you will receive instructions from your nominee that you must follow in order to provide voting instructions to your nominee, or you may contact your nominee directly to request these instructions.

If you have any questions or need assistance voting, please call the Company’s proxy solicitor, Innisfree M&A Incorporated:

Shareholders may call toll free: 1-888-750-5834

Banks and Brokers may call collect: 212-750-5833

By Order of the Board of Directors,

D. Scott Parish
Corporate Secretary

Arlington, Virginia
April 18, 2016

i

ARLINGTON ASSET INVESTMENT CORP.

PROXY STATEMENT
2016 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 9, 2016

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?
A:	The Board of Directors (the “Board”) of Arlington Asset Investment Corp. (“we,” “us,” “our” or the “Company”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at the Company’s 2016 annual meeting of shareholders to be held on Thursday, June 9, 2016 (the “annual meeting”). Shareholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement. This proxy statement and the accompanying WHITE proxy card are being mailed on or about April 18, 2016, in connection with the solicitation of proxies on behalf of the Board.
Q:	What information is contained in these materials?
A:	The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, the compensation of our most highly paid executive officers and our directors, and certain other required information. The Company’s 2015 Annual Report to Shareholders, which includes the Company’s audited consolidated financial statements, is enclosed with this proxy statement.

These materials also include the WHITE proxy card and postage-paid return envelope or voting instruction form for the annual meeting. WHITE proxy cards are being solicited on behalf of the Board.

Q:	What matters will be voted on at the annual meeting?
A:	At the annual meeting, shareholders will consider and vote on:
•	the election of eight director nominees to our Board, to serve until the 2017 annual meeting of shareholders and until their successors are duly elected and qualified;
•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2016; and
•	a shareholder proposal presented by Imation Corp. working in concert with Clinton Magnolia Master Fund, Ltd. (collectively, the “Imation Group”) to repeal any provision of the Company’s Amended and Restated Bylaws, as amended (our “Bylaws”), filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 28, 2011, as amended by Amendment No. 1 to the Amended and Restated Bylaws, filed with the SEC on February 4, 2015, as of the date of adoption of the proposal that was not included in such filing with the SEC on February 4, 2015 and that is inconsistent with or disadvantageous to the election of the director nominees of the Imation Group (the “Imation Group Proposal”), if such proposal is properly presented at the annual meeting.

We are not aware of any other matters to be presented at the annual meeting.

Q:	Have other candidates been nominated for election as directors at the annual meeting in opposition to the Board’s nominees?
A:	Yes. The Imation Group has notified us that it intends to nominate five individuals for election as directors to the Company’s eight-member Board at the annual meeting in opposition to the nominees recommended by our Board and to present the Imation Group Proposal. If the Imation Group proceeds with its alternative nominations or the Imation Group Proposal, you may receive proxy solicitation materials from the Imation Group, including an opposition proxy statement and proxy card. The Company is not responsible for the accuracy of any information contained in any proxy solicitation materials used by the Imation Group or any other statements that they may otherwise make.

THE BOARD URGES YOU NOT TO SIGN OR RETURN ANY
PROXY CARD SENT TO YOU BY, OR ON BEHALF OF, THE IMATION GROUP,
EVEN AS A PROTEST VOTE AGAINST THE IMATION GROUP OR ITS NOMINEES

Q:	How does our Board recommend that shareholders vote?
A:	The Board recommends that you vote your shares on the WHITE proxy card as follows:
º	“FOR” the election of all eight nominees for director recommended by our Board and named in this proxy statement;
º	“FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2016; and
º	“AGAINST” the Imation Group Proposal.

YOUR BOARD RECOMMENDS THAT YOU VOTE
FOR THE ELECTION OF EACH OF THE BOARD NOMINEES
USING THE ENCLOSED WHITE PROXY CARD

The Board does not endorse any Imation Group nominee and opposes the Imation Group Proposal and unanimously recommends that you disregard any proxy card or solicitation materials that may be sent to you by the Imation Group. Voting to “WITHHOLD” with respect to any of the Imation Group’s nominees on its proxy card is not the same as voting for the Board’s nominees because a vote to “WITHHOLD” with respect to any of the Imation Group’s nominees on its proxy card will revoke any proxy you previously submitted. If you have already voted using the Imation Group's proxy card, you have every right to change your vote by voting via the Internet or by telephone by following the instructions on the WHITE proxy card solicited on behalf of the Board, or by completing and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the annual meeting by following the instructions under “How can I change my vote or revoke my proxy?”

If you have any questions or need assistance voting, please call the Company’s proxy solicitor, Innisfree M&A Incorporated (“Innisfree”):

Shareholders may call toll free: 1-888-750-5834

Banks and Brokers may call collect: 212-750-5833

Q:	Who can vote at the annual meeting?
A:	You are entitled to vote at the annual meeting in person or by proxy if our records show that you held shares of our common stock as of the close of business on the record date, April 12, 2016. At the close of business on the record date, 22,879,431 shares of our Class A common stock and 97,604 shares of our Class B common stock were outstanding. Holders of our Class A and Class B common stock will vote together as a single group on all matters presented at the annual meeting. Each share of our Class A common stock is entitled to one vote per share. Each share of our Class B common stock is entitled to three votes per share.

Q:	What is the difference between holding shares “in street name” versus holding shares of record?
A:	If your shares are held in a brokerage account or by a broker, bank or other nominee, you are considered the beneficial owner of those shares, which are held “in street name.” If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the shareholder of record with respect to those shares. Most of the Company’s shareholders hold their shares in street name.

If you hold these shares of record, these proxy materials are being sent directly to you by the Company. As a shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting. We have enclosed a WHITE proxy card and postage-paid envelope for you to use. You may also submit voting instructions via the Internet or by telephone by following the instructions on the WHITE proxy card, as described below under “How can I vote my shares held of record?”

If you hold these shares beneficially in street name, these proxy materials are being forwarded to you by your broker, bank, or other nominee, which is considered the shareholder of record with respect to those shares. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account, as described below under “How can I vote my shares held in street name?” As a beneficial owner, you are also invited to attend the annual meeting; because you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you request and receive a legal proxy from your broker, bank or other nominee.

Q:	How can I vote my shares held of record?
A:	If you are a shareholder of record, you may submit your proxy in favor of the Board’s recommendations via the Internet, by telephone or by completing and mailing the enclosed WHITE proxy card in the postage-paid envelope provided, as follows:
•	Internet — You can submit a proxy over the Internet by following the instructions on the enclosed WHITE proxy card;
•	Telephone — You can submit a proxy by telephone by following the instructions on the enclosed WHITE proxy card; or
•	Mail — You can submit a proxy by mail by signing and dating the enclosed WHITE proxy card and returning it promptly in the postage-paid envelope provided.

If you submit a proxy by mail, through the Internet, or by telephone, or vote in person, your shares will be voted as you direct. If you submit a valid signed WHITE proxy card prior to the annual meeting but do not complete the voting instructions on that card, your shares will be voted “FOR” the election of all eight nominees for director recommended by our Board and named in this proxy statement, “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for 2016 and, if it is properly presented at the annual meeting, “AGAINST” the Imation Group Proposal.

As of the date of this proxy statement, the Board knows of no business other than that set forth above to be transacted at the annual meeting, but if other matters requiring a vote do arise, it is the intention of the persons named on the WHITE proxy card (the Company’s management proxies), to whom you are granting your proxy, to vote in accordance with their best judgment on such matters.

Q:	How can I vote my shares held in street name?
A:	If you hold your shares beneficially in street name, these proxy materials are being forwarded to you by your broker, bank or other nominee. Your broker or other nominee has enclosed a voting instruction form for you to use to direct the broker or other nominee regarding how to vote your shares. Please instruct your broker or other nominee how to vote your shares using the voting instruction form you received from them. You may vote in accordance with the Board’s recommendations by returning your completed WHITE voting instruction form to your broker or other nominee and contact the person responsible for your account so that your vote can be counted. If your broker, bank or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

Q:	What is a broker non-vote?
A:	A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner in street name has discretionary authority to vote on “routine” matters brought before the annual meeting, but the beneficial owner of the shares fails to provide the broker or other nominee with specific instructions on how to vote on any “non-routine” matters brought to a vote at the annual meeting. However, if any matter to be voted on at the annual meeting is contested, the rules of the New York Stock Exchange (the “NYSE”) do not permit brokers to exercise discretionary authority regarding any of matters brought before the annual meeting, whether “routine” or not. Accordingly, your broker holding your shares may not be able to vote your shares on the election of directors and other important matters at the annual meeting unless you direct them how to vote.

The impact of broker non-votes, if any, on the outcome of the matters to be voted on at the annual meeting are described below under “How are votes counted?”

YOUR VOTE IS VERY IMPORTANT

If you have any questions or need assistance voting, please call the Company’s proxy solicitor, Innisfree:

Shareholders may call toll free: 1-888-750-5834

Banks and Brokers may call collect: 212-750-5833

Q:	What should I do if I receive a proxy card from the Imation Group?
A:	The Imation Group has notified us that it intends to nominate five individuals for election as directors to the Company’s eight-member Board at the annual meeting in opposition to the nominees recommended by our Board and to present the Imation Group Proposal. If the Imation Group proceeds with its alternative nominations or the Imation Group Proposal, you may receive proxy solicitation materials from the Imation Group, including an opposition proxy statement and proxy card.

The Board urges you not to sign or return any proxy card sent to you by, or on behalf of, the Imation Group, even as a protest vote against the Imation Group or its nominees.

The Board does not endorse any Imation Group nominee and opposes the Imation Group Proposal and unanimously recommends that you disregard any proxy card or solicitation materials that may be sent to you by the Imation Group. Voting to “WITHHOLD” with respect to any of the Imation Group’s nominees on its proxy card is not the same as voting for the Board’s nominees because a vote to “WITHHOLD” with respect to any of the Imation Group’s nominees on its proxy card will revoke any proxy you previously submitted. If you have already voted using the Imation Group's proxy card, you have every right to change your vote by voting via the Internet or by telephone by following the instructions on the WHITE proxy card solicited on behalf of the Board, or by completing and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the annual meeting by following the instructions under “How can I change my vote or revoke my proxy?”

Q:	How can I change my vote or revoke my proxy?
A:	If you are the shareholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the annual meeting. Proxies may be revoked by any of the following actions:
•	filing a timely written notice of revocation with our corporate secretary at our principal executive office (1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209);
•	submitting a new proxy at a later date via the Internet, by telephone or by mail; or
•	attending the annual meeting and voting in person (attendance at the annual meeting will not, by itself, revoke a proxy).

If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Only the latest dated validly executed proxy that you submit will be counted.

If you have previously signed a proxy card sent to you by the Imation Group, you may change your vote by voting via the Internet or by telephone by following the instructions on your WHITE proxy card, or by completing and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. Submitting a proxy card sent to you by the Imation Group will revoke votes you have previously made via the Company’s WHITE proxy card.

Q:	Can I attend the annual meeting in person?
A:	If you are a shareholder, you are invited to attend the annual meeting in person and you are entitled to vote your shares at the annual meeting if you attend in person.

If you are a shareholder of record as of the record date, you will need to bring valid photo identification.

If you hold your shares in street name you will need to bring valid photo identification and an account statement, a copy of your voting instruction form or other evidence acceptable to us of ownership of your shares as of the close of business on the record date. If you hold your shares in street name and wish to vote in person at the annual meeting, you also will need to contact your nominee and obtain a “legal proxy” from your nominee and bring it to the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote your shares before the meeting using the WHITE proxy card to ensure that your vote is counted.

Q:	What is the quorum requirement for the annual meeting?
A:	A quorum is required to conduct business at the annual meeting. A majority of the votes entitled to be cast on a matter, represented in person or by proxy, constitutes a quorum. If you (1) have authorized your proxy over the Internet or by telephone or by signing and returning a proxy card and you have not revoked your proxy or (2) attend the annual meeting and vote in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present.
Q:	How are votes counted?
A:	In the election of the eight director nominees, you may vote “FOR ALL,” “FOR ALL EXCEPT” (and write in the space indicated the director nominees for which you are not voting “FOR”) or “WITHOLD ALL” with respect to each of the director nominees. If a quorum is present at the annual meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors, meaning that the eight director nominees receiving the greatest number of votes “FOR” will be elected to the Board. Only votes cast “FOR” a nominee will be counted in the election of directors. Votes withheld and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on the election of directors. Under our Bylaws, cumulative voting is not permitted.

You may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2016 and the Imation Group Proposal.

If a quorum is present, the proposal to ratify the appointment of PwC as our independent registered public accounting firm for 2016 will be approved if the votes cast in favor of the proposal exceed the votes cast opposing the proposal. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote this proposal.

If a quorum is present at the annual meeting and the Imation Group Proposal is properly presented at the annual meeting, the Imation Group Proposal will be approved if the votes cast favoring the Imation Group Proposal exceed the votes cast opposing the Imation Group Proposal, except with respect to the alteration or repeal of any provision of the Bylaws that (i) requires or would require the Company to hold, or sets forth procedures applicable to the holding of, a special meeting of shareholders at the call, demand or request of any person, including, without limitation, any shareholder or shareholders of the Company or (ii) governs or would govern the nomination of persons for election to the Board or the proposal of business to be considered by the shareholders at an annual or special meeting of shareholders (any such provision of the Bylaws, the “Special Provisions”), which under our Charter will be approved only by the affirmative vote of the holders of at least 80% of the voting power of the Class A common stock and Class B common stock outstanding as of the time of the vote, voting together as a single group. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on the Imation Group Proposal, except with respect to the repeal of the Special Provisions, for which abstentions and broker non-votes will be counted as votes “AGAINST” such alteration or repeal.

Q:	Who will count the votes cast at the annual meeting?
A:	The Company will appoint an independent inspector of election to serve at the annual meeting. The independent inspector of election for the annual meeting will determine the number of votes cast by holders of common shares for all matters.
Q:	How can I find the voting results of the Annual Meeting?
A:	We will include the voting results in a Current Report on Form 8-K that we will file with the SEC no later than four business days following the completion of the annual meeting. We will amend this filing to include final results if the independent inspector of election has not certified the results by the time the original Current Report on Form 8-K is filed.
Q:	How can I obtain an additional copy of these proxy materials or WHITE proxy card or voting instruction form?
A:	If you need additional copies of the proxy materials, have any questions or need assistance voting, please call the Company’s proxy solicitor, Innisfree, at 1-888-750-5834.
Q:	How can I obtain a copy of the Company’s 2015 Annual Report?
A:	A copy of our 2015 Annual Report to Shareholders, including our consolidated financial statements and the notes thereto but excluding exhibits, is enclosed with this proxy statement. Shareholders may obtain an additional printed copy of our 2015 Annual Report (without exhibits) by contacting the Company’s proxy solicitor, Innisfree, at 1-888-750-5834.
Q:	What does it mean if I receive more than one WHITE proxy card or voting instruction form?
A:	If you own our Class A or Class B common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one set of our proxy materials and the Annual Reports to Shareholders. Please provide voting instructions for each WHITE proxy card or, if you vote via the Internet or by telephone, vote once for each WHITE proxy card you receive to ensure that all of your shares are voted.

If the Imation Group proceeds with its alternative director nominations or the Imation Group Proposal, you will likely receive multiple mailings from the Imation Group, and we will likely conduct multiple mailings prior to the date of the annual meeting so that shareholders have our latest proxy information and materials to vote. We will send you a new WHITE proxy card with each mailing, regardless of whether you have previously voted. Only the latest-dated proxy you submit will be counted. If you wish to vote as recommended by the Board, you should only submit the WHITE proxy cards. For more information, please see “What do I do if I receive a proxy card from the Imation Group?”

Q:	How do I obtain a separate set of proxy materials if I share an address with other shareholders?
A:	SEC rules allow for the delivery of a single copy of the proxy materials to any household at which two or more shareholders reside, if it is believed the shareholders are members of the same family. This delivery method, known as “householding,” will save us printing and mailing costs. Duplicate account mailings will be eliminated by allowing shareholders to consent to such elimination, or through implied consent, if a shareholder does not request continuation of duplicate mailings. If you hold our Class A or Class B common stock in your own name as a holder of record, householding will not apply to your shares. However, brokers, banks or other nominees or fiduciaries that hold our shares in “street” name for beneficial owners of our common stock and that distribute proxy materials and annual reports they receive to beneficial owners may be householding. Depending upon the practices of your broker, bank or other nominee or fiduciary, you may need to contact them directly to discontinue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee or fiduciary.
Q:	Who will bear the cost of soliciting votes for the annual meeting?
A:	The cost of preparing, printing, mailing and distributing this proxy statement, the accompanying proxy materials, and the cost of soliciting proxies on behalf of the Board, which may be made by standard mail, e-mail, other electronic channels of communication, telephone or personally by our directors, officers or employees, will be borne by the Company. None of the Company’s directors, officers or employees will receive any additional or special compensation for soliciting your proxy.

We will provide copies of these proxy materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others in “street name” so that they may forward these proxy materials to the beneficial owners. The Company will, on request, reimburse brokers, banks and other nominees for their reasonable expenses in sending our proxy materials and voting instruction forms to “street name” beneficial owners to obtain their voting instructions.

The Company has retained the services of Innisfree, a professional proxy solicitation firm, to aid in the solicitation of proxies. Innisfree estimates that approximately 50 of their employees will assist in this proxy solicitation, which they may conduct by personal interview, mail, telephone, facsimile, email, other electronic channels of communication or otherwise. The Company expects that it will pay Innisfree its customary fee, estimated to be approximately $280,000 in the aggregate, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. The Company’s aggregate expenses, including those of Innisfree, related to the solicitation in excess of those normally spent for an annual meeting of shareholders as a result of the potential proxy contest and excluding salaries and wages of our officers and regular employees, are expected to be approximately $2,350,000, of which approximately $75,000 has been spent to date. The Company has agreed to indemnify Innisfree against certain liabilities relating to or arising out of its engagement.

The Appendix to this proxy statement sets forth information relating to certain of our directors, officers and employees who are considered “participants” in this proxy solicitation under the rules of the SEC by reason of their position as the Company’s directors or because they may be soliciting proxies on our behalf.

Q:	May I propose actions for consideration at next year’s annual meeting or nominate individuals to serve as directors?
A:	Shareholders may submit proposals for inclusion in our proxy statement for our 2017 annual meeting of shareholders under SEC Rule 14a-8, nominate individuals for election at our 2017 annual meeting and propose other business for consideration by our shareholders at our 2017 annual meeting. The following describes certain procedures and deadlines applicable to these shareholder proposals:
•	Shareholder Proposals for Inclusion in 2017 Proxy Statement Pursuant to SEC Rule 14a-8. Under SEC rules, proposals that shareholders seek to have included in the proxy statement for our 2017 annual meeting of shareholders must be received by the Corporate Secretary no later than December 20, 2016. The proposal must comply with the procedures and requirements set forth in Rule 14a-8.
•	Other Shareholder Proposals and Nominations. Our Bylaws, which are available on our website as discussed below, govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in our proxy statement for that meeting. Under our Bylaws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Corporate Secretary no later than the close of business on March 11, 2017, and no earlier than February 9, 2017, except as described below. The notice must contain the information required by our Bylaws.

In the event that the date of the 2017 annual meeting is more than 30 days before or more than 60 days after the first anniversary date of this year’s annual meeting, our Bylaws provide that in order for a shareholder nomination for director or proposal to be presented at our 2017 annual meeting, other than a shareholder proposal included in our proxy statement pursuant to Rule 14a-8, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such annual meeting is first made by the Company.

Any shareholder nomination for director or proposal should be mailed to: Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209, Attention: Corporate Secretary.

Copies of our Bylaws are available on our website at www.arlingtonasset.com under “Governance,” or may be obtained from the Corporate Secretary at the address shown above.

If you have any questions or need assistance voting, please call the Company’s proxy solicitor, Innisfree:

Shareholders may call toll free: 1-888-750-5834

Banks and Brokers may call collect: 212-750-5833

BACKGROUND OF THE SOLICITATION

On March 4, 2016, a representative of the Imation Group contacted the Company’s corporate secretary to request a copy of the forms of questionnaire and written representation and agreement which, pursuant to the Bylaws, are required to be completed and submitted to the Company by any individual nominated to stand for election to the Board. On March 8, 2016, the representative of the Imation Group disclosed to the Company that it was submitting the request on behalf of the Imation Group and that members of the Imation Group were shareholders of the Company, and the Company provided the requested forms on that date. To the Company’s knowledge, neither the Imation Group nor any of its representatives had sought to engage with the Company or the Company’s management or Board prior to March 4, 2016.

On March 11, 2016, the Company received a notice from the Imation Group indicating that it intended to nominate six individuals, including two directors of Imation Corp. and one employee of Clinton Group, Inc., to stand for election as directors to the Company’s eight-member Board at the annual meeting, and that it intended to submit the Imation Group Proposal for a shareholder vote at the annual meeting. The notice stated that Imation Corp. and Clinton Magnolia Master Fund, Ltd., owned of record and/or beneficially 10,000 shares of Class A common stock and 1,000 shares of Class A common stock, respectively, as of the date of the notice, all of which shares had been acquired on March 2, 2016 or March 3, 2016, and provided certain other information with respect to the individuals nominated for election by the Imation Group.

On March 18, 2016, a representative of the Company contacted a representative of the Imation Group to confirm receipt of the Imation Group’s notice and indicated that, since the Company values having as open of a dialogue with its shareholders as possible, representatives of the Company would be available to meet or speak with the Imation Group. Representatives of the Company and the Imation Group subsequently corresponded to schedule a meeting between the Company and the Imation Group.

On March 31, 2016, J. Rock Tonkel, Jr., the Company’s President and Chief Executive Officer, and Richard E. Konzmann, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, met telephonically with George E. Hall, Chief Executive Officer and Chief Investment Officer of Clinton Group, Inc.; Robert B. Fernander, the Interim Chief Executive Officer of Imation Corp.; Joseph A. De Perio, the Chairman of the board of directors of Imation Corp. and a Senior Portfolio Manager of funds affiliated with Clinton Magnolia Master Fund, Ltd.; and Scott Arnold, Managing Director and Senior Portfolio Manager at the Clinton Group, Inc., a member of the board of directors of Imation Corp. and one of the Imation Group’s nominees for election to the Board. The Imation Group’s participants provided a brief background on themselves and Imation Corp., including that Imation Corp. is a technology company repositioning itself as an asset management company and confirmed their intent to solicit proxies to elect its control slate of nominees to the Board of the Company. The Company’s participants asked the Imation Group’s attendees to provide information regarding their ideas and strategic plans with respect to the operation of the Company, including their plans in the event that the Imation Group’s director nominees were elected to the Board, but the Imation Group’s attendees declined to disclose that information.

On April 6, 2016, Mr. De Perio contacted Mr. Tonkel to schedule a subsequent call. On April 7, 2016, Mr. Tonkel and Mr. Konzmann met telephonically with Mr. De Perio. Mr. De Perio discussed various financial metrics that the Imation Group was using to analyze both the Company and industry performance but again declined to disclose any of the Imation Group’s ideas or strategic plans with respect to the operation of the Company.

On April 8, 2016, the Company filed its preliminary proxy statement with respect to the annual meeting with the SEC.

Also on April 8, 2016, the Company issued a press release announcing that it had received the notice of nomination from the Imation Group indicating that it intended to nominate six individuals to stand for election as directors to the Company’s eight-member Board at the annual meeting. The press release also included a statement from the Company highlighting certain of its concerns with respect to the actions taken by the Imation Group.

On April 13, 2016, the Company received a letter from Mr. De Perio addressed to our Board commenting on the Company’s press release. The Company delivered a copy of the letter to our Board that same day.

Also on April 13, 2016, the Company received a letter from Mr. Fernander stating that the Imation Group no longer intended to nominate one of the six individuals it had previously included in its nomination notice, and updating its previous notice delivered to the Company to remove all references to that individual and to reduce the number of individuals nominated from six to five.

Mr. De Perio subsequently contacted representatives of the Company to ask whether the April 13 letter from Mr. De Perio had been delivered to our Board. The Company confirmed to Mr. De Perio that the letter had been delivered to our Board on April 13, 2016.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the annual meeting, eight directors are to be elected to serve until the 2017 annual meeting of shareholders and until their successors are duly elected and qualified or their earlier death, removal or resignation.

The Nominating and Governance Committee of the Board has unanimously recommended for nomination, and the Board has unanimously nominated and recommended for election, the eight nominees listed below under the heading “— Nominees for Election as Directors.” All of the nominees are currently serving as members of our Board. Each nominee has agreed to be named in this proxy statement and to serve if elected. The Board unanimously recommends using the enclosed WHITE proxy card to vote “FOR” each of the Board’s nominees for election. The persons named as proxies intend to vote the proxies “FOR” the election of each of the Board’s nominees unless you indicate on the WHITE proxy card a vote to “WITHHOLD” your vote with respect to any of the nominees.

Set forth below is biographical information as of April 7, 2016 for each of the Board’s nominees for election. In addition to the information set forth below, the Appendix to this proxy statement sets forth information relating to certain of our directors, officers and employees who are considered “participants” in this proxy solicitation under the rules of the SEC by reason of their position as the Company’s directors or because they may be soliciting proxies on our behalf.

Although we know of no reason why any of the nominees for director listed below would not be able to serve, if unforeseen circumstances (e.g., death or disability) make it necessary for the Board to propose a substitute nominee for any of the nominees named below, the persons named as proxies in the WHITE proxy card will vote the proxies for the remaining nominees and substitute nominees chosen by the Board. If any substitute nominees are designated, we will file an amended proxy statement and proxy card that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes biographical and other information about such nominees required by the rules of the SEC.

Please note that the Imation Group has notified us that it intends to nominate five individuals for election as directors to the Company’s eight-member Board at the annual meeting in opposition to the nominees recommended by our Board and to present the Imation Group Proposal. If a quorum is present at the annual meeting, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. Accordingly, if the Imation Group proceeds with its alternative nominations, the eight nominees receiving the highest number of “FOR” votes will be elected. Votes withheld and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on the election of directors.

The Board does not endorse any Imation Group nominee and opposes the Imation Group Proposal and unanimously recommends that you disregard any proxy card or solicitation materials that may be sent to you by the Imation Group. Voting to “WITHHOLD” with respect to any of the Imation Group’s nominees on its proxy card is not the same as voting for the Board’s nominees because a vote to “WITHHOLD” with respect to any of the Imation Group’s nominees on its proxy card will revoke any proxy you previously submitted. If you have already voted using the Imation Group's proxy card, you have every right to change your vote by voting via the Internet or by telephone by following the instructions on the WHITE proxy card, or by completing and mailing the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest validly executed proxy that you submit will be counted — any proxy may be revoked at any time prior to its exercise at the annual meeting by following the instructions under “— How can I change my vote or revoke my proxy?”

Nominees for Election as Directors

ERIC F. BILLINGS, age 63, is our Executive Chairman. Since co-founding our Company in 1989, he has continuously served as a director. He was appointed Chairman and Chief Executive Officer on April 28, 2005 and served as Chief Executive Officer until June 2014. He served as Vice Chairman and Chief Operating Officer from 1989 to 1999, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003 and Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005. Mr. Billings also served as Chairman of FBR & Co., a publicly-traded investment banking, institutional brokerage and asset management firm from 2006 until 2012. From 2006 to 2008, Mr. Billings also served as the Chief Executive Officer of FBR & Co. In addition, he concurrently holds the position of Senior Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC, an investment management company he runs with his sons. Mr. Billings serves on the Board of Visitors and the Center for Financial Policy Advisory Board at the University of Maryland’s Robert H. Smith School of Business. He also sits on the Leadership Council of the Board of Boys and Girls Clubs of Greater Washington.

The Board determined that Mr. Billings’ qualifications to serve as a director include his more than 30 years of career investment experience and his extensive knowledge of the environment in which we operate due, in part, to his senior management positions with our Company since its founding over 25 years ago. Further, his past and present senior management positions with FBR & Co. and Billings Capital Management, LLC, as applicable, provide him with additional business and leadership experience in the areas of investment banking, institutional brokerage and asset management. Mr. Billings also served as Chairman of the Board of FBR & Co., which provided him with additional leadership and consensus-building skills to guide the Board, as well as exposure to an array of best practices.

DANIEL J. ALTOBELLO, age 75, has served as a director of our Company since June 2000. Since October 2000, Mr. Altobello, Chairman of Altobello Family LP, has been a private investor and active board member of several companies. From September 1995 until October 2000, Mr. Altobello was the Chairman of Onex Food Services, Inc., the parent of Caterair International, Inc. and LSG/SKY Chefs. He is a current member of the boards of directors of DiamondRock Hospitality Company, a publicly-traded hotel REIT, NorthStar Healthcare Income, Inc., a public non-traded real estate investment trust, MamaMancini’s, Inc., and Mesa Air Group, Inc. From 2004 to December 2010, he served as a member of the board of JER Investors Trust, Inc., a specialty finance company. Mr. Altobello previously served on the advisory board of Thayer | Hidden Creek, a private equity firm. Mr. Altobello is also a trustee of Loyola Foundation, Inc.

The Board determined that Mr. Altobello’s qualifications to serve as a director include his notable business and leadership experience in the areas of specialty finance and real estate through his service as a director of DiamondRock Hospitality Company, NorthStar Healthcare Income, Inc., and JER Investors Trust, Inc. He also has experience in the areas of airlines and food service distribution, due to his past position as Chairman of Onex Food Services, Inc. and his current position as a director of Mesa Air Group, Inc. His past and present service on multiple public and private company boards, including his service on the audit committee of DiamondRock Hospitality Company and NorthStar Healthcare Income, Inc., provides him with comprehensive experience in the area of corporate governance that can be extremely valuable to Board and Company operations.

DANIEL E. BERCE, age 62, has served as a director of our Company since January 2011. Mr. Berce is Chief Executive Officer and President of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.), a position he has held since General Motors Co. acquired AmeriCredit Corp. on October 1, 2010. Mr. Berce had been a director of AmeriCredit Corp. since 1990, and was Chief Executive Officer and President from 2005 through 2010, President from 2003 through 2005 and Chief Financial Officer from 1990 through 2003. Mr. Berce is also a director of Cash America International, Inc., a publicly-traded consumer finance company, and AZZ, Inc., a publicly-traded provider of galvanizing services and specialty electrical products.

The Board determined that Mr. Berce’s qualifications to serve as a director include his extensive leadership experience, specifically his experience as a chief executive officer and chief financial officer of a publicly-traded company. He also has more than 20 years of experience in the consumer finance industry, experience in finance and accounting as well as experience as a director of multiple publicly-traded companies. Mr. Berce is also a licensed Certified Public Accountant and has served on our Audit Committee and the audit committees of other companies, all of which have designated him as an “audit committee financial expert.”

DAVID W. FAEDER, age 59, has served as a director of our Company since June 2013. Mr. Faeder is a Managing Partner of Fountain Square Properties, a diversified real estate company, a position he has held since 2003. He served as the Vice Chairman (from 2000 to 2003), President (from 1997 to 2000) and Executive Vice President and Chief Financial Officer (from 1993 to 1997) of Sunrise Senior Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada. From 1991 to 1993 he served as Vice President of Credit Suisse First Boston (formerly First Boston Corporation), directing the real estate advisory business for the RTC in the Washington, DC area. From 1984 to 1991 he served as Vice President of Morgan Stanley and Company, Inc., a brokerage firm, specializing in real estate transactions and financings. Prior to that time, Mr. Faeder held various other accounting positions, including with Ernst and Whinney. Mr. Faeder is currently a director of Federal Realty Investment Trust, a publicly-traded REIT.

The Board determined that Mr. Faeder’s qualifications to serve as a director include his public company and accounting experience, his real estate investment experience from his time as a private real estate investor, and his past and present service on multiple public and private company boards, including his service on other companies’ audit committees as well as his past service on our audit committee, all of which had designated him as an “audit committee financial expert.”

PETER A. GALLAGHER, age 75, served as a director of FBR Asset Investment Corporation, a predecessor of our Company, since August 2000 and, upon the merger that formed our Company in March 2003, he became a director of our Company. Mr. Gallagher retired in May 2004 as the President and Chief Executive Officer of America’s Promise — the Alliance for Youth, a non-profit organization dedicated to building the character and competence of America’s youth, in which capacity he had served since July 1997. From 1994 through 1996, Mr. Gallagher served as Chief Executive Officer of Source One Financial Services, Inc., and from 1989 through 1993 he served as Senior Vice President of AT&T Consumer Affairs. Mr. Gallagher has also served as a member of the Board of Trustees of Pew Charitable Trust-Partnership for Civic Change, VHA Health Foundation, Inc., and the National Assembly of Health and Human Service Organizations, and from 1996 through 1999 he served as Vice Chairman of the District of Columbia Emergency Board of Education.

The Board determined that Mr. Gallagher’s qualifications to serve as a director include his significant business experience in the areas of loan origination financial services through his past senior management position with Source One Financial Services, Inc. He complements his business experience with experience gained through his past position as President and Chief Executive Officer of America’s Promise — the Alliance for Youth, and through his service on the boards of several other non-profit organizations.

RALPH S. MICHAEL, III, age 61, has served as a director of our Company since 2006. He currently serves as Executive Vice President and Group Regional President of Fifth Third Bank, a position he has held since July 2015 and Chief Executive Officer of Fifth Third Bank, Greater Cincinnati, a position he has held since December 2010. He served as President and Chief Operating Officer of The Ohio Casualty Insurance Company from 2005 to November 2007 and served as a director from 2002 to 2005. From 2003 to 2005 he was Executive Vice President and Manager of Private Asset Management and held other positions with U.S. Bank. From 1979 to 2002 he held various executive and management positions with PNC Financial Services Group. Mr. Michael is a director of AK Steel Corporation, Key Energy Services, Inc., each of which is a publicly-traded company. He is also a director of Cincinnati Bengals, Inc., CSAA Insurance Exchange, and a trustee of Xavier University (Ohio).

The Board determined that Mr. Michael’s qualifications to serve as a director include the broad business and finance background obtained through his more than 30 years of experience working in financial services, much of which has been in executive management positions, as well as his extensive experience as a corporate board member, including his service on our and other companies’ audit committees, all of which have designated him as an “audit committee financial expert.”

ANTHONY P. NADER, III, age 52, has served as a director of our Company since March 2015. Mr. Nader is a Managing Director of SWaN & Legend Venture Partners, a principal investment firm that Mr. Nader co-founded in 2006. Mr. Nader also serves as Vice Chairman of Asurion, a privately held company that provides technology protection. In 2008, Mr. Nader successfully merged his prior company, National Electronics Warranty (“NEW”) with Asurion. Mr. Nader joined NEW in 1990 as Chief Operating Officer, was named President in 1999 and Chief Executive Officer in 2006, a position he held until 2013. Mr. Nader currently serves on the executive committee of the Inova Health System Board of Trustees. He is the past chairman of the Inova Health System Foundation Board. He is a director of The Cranemere Group Limited, Optoro, Inc., BigTeams and is an active advisor for KIND Healthy Snacks.

The Board determined that Mr. Nader’s qualifications to serve as a director include the considerable business experience obtained through his 25 years as a senior executive with NEW which, under his leadership, grew to be the largest global provider of extended service plans for the consumer electronics and appliance industry, as well as his extensive experience as a corporate board member, including his service on our and other companies’ audit committees. The Board has designated Mr. Nader as an “audit committee financial expert.” Further, Mr. Nader has a substantial and diversified investment background as a founder of SWaN & Legend Venture Partners that has investments in growth oriented companies as well as domestic and international real estate holdings.

J. ROCK TONKEL, JR., age 53, is our Chief Executive Officer, a position he has held since June 2014, and our President. He also has served as a director of our Company since March 2007. From February 2007 until June 2014 he served as our Chief Operating Officer. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR & Co. Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking, a position he assumed in February 2002. Mr. Tonkel joined FBR & Co. in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group. Prior to joining FBR & Co., Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry under the U.S. Department of Treasury. At the Office of Thrift Supervision, Mr. Tonkel oversaw the restructuring of many of the nation’s largest troubled thrifts and savings banks.

The Board determined that Mr. Tonkel’s qualifications to serve as a director include his more than 25 years of experience in financial services companies, the mortgage industry, the investment banking industry, his experience in capital markets, as well as his expertise in public and private company finance. Further, his past positions as President and Head of Investment Banking at FBR & Co. and as Managing Director of FBR & Co.’s financial institutions investment banking group provide him with additional business and leadership experience in key areas of the investment and asset management industry.

THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE “FOR” THE ELECTION OF EACH
OF THE NOMINEES LISTED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PwC as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2016. A resolution will be presented at the annual meeting to ratify the appointment of PwC by the Audit Committee. If our shareholders do not ratify the appointment of PwC at the annual meeting, the Audit Committee will consider that fact in its review and future selection of our independent registered public accounting firm. Representatives of PwC will be present at the annual meeting and will have the opportunity to make statements if they desire to do so. Representatives of PwC are expected to be available to respond to appropriate questions.

If a quorum is present at the annual meeting, the ratification of the appointment of PwC as our independent registered public accounting firm for 2016 will be approved if the votes cast in favor of the ratification exceed the votes cast opposing the ratification.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF
THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

Information Regarding Fees Paid to our Independent Accountants in 2015 and 2014

Aggregate fees for professional services rendered for us and our subsidiaries by PwC for the years ended December 31, 2015 and 2014 were (dollars in thousands):

	Year Ended December 31,
	2015	2014
Audit Fees(1)	$522	$616
Audit-Related Fees(2)	—	—
Tax Fees(3)	86	81
All Other Fees(4)	23	92
Total	$631	$789

(1)	Audit fees represent the aggregate fees billed for each of the last two fiscal years for professional services rendered by PwC for the audit of our financial statements and the financial statements of our subsidiaries and the review of unaudited financial statements included in our quarterly reports on Form 10-Q filed with the SEC, and services that are provided by PwC in connection with the statutory and regulatory filings that are made by us and our subsidiaries.
(2)	Audit-related fees represent the aggregate fees billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and the financial statements of our subsidiaries and are not reported in “Audit Fees” in the table above. No such fees were billed or paid to PwC in 2015 or 2014.
(3)	Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by PwC for tax compliance, tax advice and tax planning.
(4)	All other fees represent the aggregate fees billed in each of the last two fiscal years for products and services provided by PwC, other than the services reported in “Audit Fees,” “Audit-Related Fees” and “Tax Fees” in the table above. In 2015 and 2014, these amounts represented fees paid to PwC in connection with advisory services.

Audit Committee Pre-Approval Policies and Procedures

It is the Audit Committee’s policy to review and, if appropriate, pre-approve all audit and non-audit services provided by the independent registered public accounting firm to us and our subsidiaries. In accordance with this policy, the Audit Committee has granted authority to the Committee Chairman, Mr. Michael, to approve non-audit services in an amount up to $50,000 on behalf of the Audit Committee. Any such approval will be communicated to the Audit Committee at the next scheduled meeting. The Audit Committee pre-approved 100% of the services provided by PwC to our Company and its subsidiaries during the fiscal year ended December 31, 2015.

PROPOSAL NO. 3

THE IMATION GROUP PROPOSAL

The Company has received notice from the Imation Group that it intends to propose the Imation Group Proposal, that is, a resolution to repeal any provision of the Bylaws as of the date of effectiveness of the resolution that was not included in the Bylaws, as publicly filed with the SEC on July 28, 2011, as amended by Amendment No. 1 filed with the SEC on February 4, 2015, and that is inconsistent with or disadvantageous to the election of the director nominees of the Imation Group. The Imation Group has set forth the text of the proposed resolution as follows:

“RESOLVED, that any provision of the Amended and Restated Bylaws, as amended, of Arlington Asset Investment Corp., filed with the U.S. Securities Exchange Commission (the “SEC”) on July 28, 2011, as amended by Amendment No. 1 to the Amended and Restated Bylaws, filed with the SEC on February 4, 2015 (the “Bylaws”), as of the date of effectiveness of this resolution that was not included in such filing with the SEC on February 4, 2015 and is inconsistent with or disadvantageous to the election of the nominees nominated, or other proposals presented, in each case by Imation Corp. at Arlington Asset Investment Corp’s 2016 annual meeting of the shareholders, be and hereby is repealed.”

If a quorum is present at the annual meeting and the Imation Group Proposal is properly presented at the annual meeting, the Imation Group Proposal will be approved if the votes cast favoring the Imation Group Proposal exceed the votes cast opposing the Imation Group Proposal, except with respect to the alteration or repeal of any provision of the Bylaws that (i) requires or would require the Company to hold, or sets forth procedures applicable to the holding of, a special meeting of shareholders at the call, demand or request of any person, including, without limitation, any shareholder or shareholders of the Company or (ii) governs or would govern the nomination of persons for election to the Board or the proposal of business to be considered by the shareholders at an annual or special meeting of shareholders (any such provision of the Bylaws, the “Special Provisions”), which under our Charter will be approved only by the affirmative vote of the holders of at least 80% of the voting power of the Class A common stock and Class B common stock outstanding as of the time of the vote, voting together as a single group. Abstentions and broker non-votes, if any, are not treated as votes cast and thus will have no effect on the outcome of the vote on the Imation Group Proposal, except with respect to the repeal of the Special Provisions, for which abstentions and broker non-votes will be counted as votes “AGAINST” such alteration or repeal.

THE BOARD UNANIMOUSLY RECOMMENDS
A VOTE “AGAINST” THE IMATION GROUP PROPOSAL

The Imation Group seeks to repeal any provision of or amendment to the Bylaws that was not included in the Bylaws as publicly filed with the SEC on July 28, 2011, as amended by Amendment No. 1 filed with the SEC on February 4, 2015, subject to a vague and indeterminate standard targeting provisions that are “inconsistent with or disadvantageous” to the election of the Imation Group’s nominees. The Board is unable to determine, in any objective way, the meaning of “inconsistent with or disadvantageous” in the context of a Bylaw provision, and believes the standard is subjective and ambiguous and may have unintended consequences, including potential litigation regarding the meaning of this phrase, the cost of which would be borne in part by the Company’s shareholders.

As of the date of this proxy statement, no provisions or amendments to the Bylaws have been adopted since February 4, 2015. While the Board does not currently expect to adopt any amendments to the Bylaws prior to the annual meeting, the Board could determine prior to the annual meeting that an amendment is necessary or advisable and in the best interest of the shareholders. The Board believes that the blanket, automatic repeal of a Bylaw amendment duly adopted by the Board in accordance with the provisions of the Bylaws and the Charter, subject only to a vague and indeterminate standard, could have the effect of repealing one or more properly adopted Bylaw amendments that the Board determined to be advisable and in the best interests of the Company and its shareholders and adopted in furtherance of its fiduciary duties, including in response to future events not yet known to the Board. Furthermore, as a public company subject to the federal proxy rules, it might be impracticable — if not impossible — for the Company to obtain shareholder approval for a necessary Bylaw amendment within a timeframe necessary to serve the best interests of the Company and its shareholders.

As the Board is fully empowered by the Company’s governing documents and applicable law to alter, amend, repeal or add provisions to the Bylaws in accordance with its fiduciary duties and no provision of the Bylaws is expected to be impacted by the Imation Group Proposal, we believe this proposal serves no purpose other than to limit board actions otherwise permitted by the Company’s governing documents and applicable law. In the event that a provision of the Bylaws is amended or adopted a reasonable time before the annual meeting that could be subject to repeal if the Imation Group Proposal were to be properly presented and approved at the annual meeting, we will distribute to shareholders a supplement to this proxy statement describing the effect on any such amended or new provision of the Bylaws of the adoption of the Imation Group Proposal.

For these reasons, the Board unanimously recommends using the enclosed WHITE proxy card to vote “AGAINST” the Imation Group Proposal. The persons named as proxies intend to vote the proxies “AGAINST” the Imation Group Proposal unless you indicate on the WHITE proxy card a vote “FOR” the Imation Group Proposal.

INFORMATION ON OUR BOARD, ITS COMMITTEES AND
CORPORATE GOVERNANCE

The Board believes that its current composition and leadership structure offers the right balance of experience, qualifications and diversity of perspectives to provide expert and independent oversight of the Company’s business, strategy and management. The Board’s governance and leadership highlights include the following:

•	three-quarters of the Board’s members are independent;
•	each of the Audit, Compensation and Nominating and Governance Committees is comprised entirely of independent directors;
•	six of our eight directors have investment management experience and seven of our eight directors have real estate and specialty finance experience;
•	our Executive Chairman, Mr. Billings, co-founded the Company and has been recognized as a leader and expert in the investment management and financial services industries for over two decades;
•	the Board’s independent directors have elected a non-management Lead Independent Director, Mr. Altobello, empowered with robust duties and authority as described below;
•	the Board is committed to regular self-evaluation and refreshment practices, and half of our independent directors have been added to the Board just in the last five years; and
•	the independent directors meet at least quarterly in executive session without management present.

Board Leadership Structure

Mr. Billings served as our Chairman and Chief Executive Officer from April 2005 until June 11, 2014. Effective June 11, 2014, Mr. Tonkel was appointed as Chief Executive Officer of the Company. Mr. Tonkel succeeded Mr. Billings, who retired from this position. Mr. Billings continues to serve as Executive Chairman. In his capacity as Executive Chairman, Mr. Billings is the person best suited to set the agendas, priorities and procedures of the Board and to lead discussions of our strategy due to his in-depth knowledge of our business and operations.

In accordance with our Corporate Governance Guidelines, the Board has a Lead Independent Director who is elected annually by the independent directors of the Board to act in a lead capacity to coordinate the actions of the other independent directors, as described below. Mr. Altobello is our current Lead Independent Director. The Lead Independent Director coordinates and moderates executive sessions of the Board’s independent directors and acts as principal liaison between the independent directors and the Chief Executive Officer on (i) topics or issues as requested by the independent directors, any committee of the Board or the full Board or (ii) any topic selected by the Lead Independent Director. In addition to the duties of all Board members, the Lead Independent Director is responsible to ensure that the following functions are addressed as needed or as appropriate, as determined in the good faith discretion of the Lead Independent Director:

•	presiding over non-committee meetings of the non-management directors;
•	timing and agendas for Board and committee meetings;
•	nature, quantity, and timing of information provided to the independent directors by the management, including information specifically requested by the Lead Independent Director;
•	retention of counsel or consultants who report directly to the Board, or to the Lead Independent Director;
•	delivery of reports from the Nominating and Governance Committee regarding compliance with and implementation of our corporate governance policies;
•	delivery of reports from the Nominating and Governance Committee regarding recommended revisions to our corporate governance policies;

•	evaluation, along with the members of the Compensation Committee and the full Board, of the Chief Executive Officer’s performance and meeting with the Chief Executive Officer to discuss the Board’s evaluation; and
•	recommending members for various Board committees, as well as selection of the committee chairs.

Independence of our Board

The listing standards of the NYSE and our Corporate Governance Guidelines require that a majority of our directors must be independent directors. Our Corporate Governance Guidelines specify that an “independent” director is a director who meets the independence requirements of the NYSE, as then in effect, and of such additional guidelines as our Board may adopt. These categorical standards provide a baseline for determining the independence of members of the Board. The independence standards used by our Board are attached to our Corporate Governance Guidelines, which are available on our website at www.arlingtonasset.com.

In making affirmative independence determinations, the Board broadly considers all relevant facts and circumstances, including, among other factors, any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships to which a director is party. Using these criteria, the Board has affirmatively determined that the following directors have no material relationship with our Company and are independent under the listing standards of the NYSE and our Corporate Governance Guidelines: Daniel J. Altobello, Daniel E. Berce, David W. Faeder, Peter A. Gallagher, Ralph S. Michael, III, and Anthony P. Nader, III.

Board Meetings and Executive Sessions of our Non-Management Directors

The Board held a total of 10 meetings during 2015. Each of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board and the Board committees on which he served. In accordance with our Corporate Governance Guidelines, our non-management directors are required to meet without the management directors being present at least quarterly. Mr. Altobello, the Lead Independent Director, presides at all meetings of the non-management directors. Shareholders and other interested persons may contact the Lead Independent Director in writing by mail directed to the Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. From time to time the Board may establish other standing or special committees to discharge specific duties delegated to such committees by the Board. Current standing committee membership and the number of meetings of each committee during 2015 are described below. Messrs. Billings and Tonkel do not serve on any of our Board’s standing committees.

Name	Audit	Compensation	Nominating and Governance
Daniel J. Altobello			✓
Daniel E. Berce	✓	✓ (Chairman)
David W. Faeder		✓	✓
Peter A. Gallagher	✓	✓	✓ (Chairman)
Ralph S. Michael, III	✓ (Chairman)	✓
Anthony P. Nader, III	✓		✓
Number of Meetings in 2015	5	9	6

Audit Committee

The current members of the Audit Committee are Mr. Michael, who serves as Chairman, and Messrs. Berce, Gallagher and Nader. Among other responsibilities, the Audit Committee assists the Board in monitoring our financial reporting process, and is solely responsible for hiring and monitoring the independence and performance of our independent auditors. The Board has determined that each member of the Audit Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. In addition, each member of the Audit Committee meets the heightened independence requirements for audit committees specified by Rule 10A-3 under the Exchange Act. The Board has determined that each member of the Audit Committee is financially literate under the standards established by the NYSE. The Board has also determined that Messrs. Michael, Berce and Nader are qualified as an “audit committee financial expert” within the meaning of applicable SEC rules, and possess related financial management expertise within the meaning of the listing standards of the NYSE. The Board has adopted a written charter for the Audit Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on our Audit Committee’s oversight of our financial reporting process, please refer to “Audit Committee Report” in this proxy statement. For additional information on the Audit Committee’s role in risk management see “— Risk Oversight” below.

Compensation Committee

The current members of the Compensation Committee are Mr. Berce, who serves as Chairman, and Messrs. Faeder, Gallagher and Michael. The Board has determined that each member of the Compensation Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Compensation Committee reviews our compensation plans and makes recommendations concerning those plans and concerning executive officer compensation. The Board has adopted a written charter for the Compensation Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com. For additional information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation, please refer to “Compensation Discussion and Analysis” and “Compensation Committee Report” in this proxy statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Mr. Gallagher, who serves as Chairman, and Messrs. Altobello, Faeder and Nader. The Board has determined that each member of the Nominating and Governance Committee is independent according to the independence standards set forth in the NYSE listing standards and our Corporate Governance Guidelines. The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, plays a leadership role in shaping the governance of our Company, engages in management succession planning and development and oversees the evaluation of the Board. The Board has adopted a written charter for the Nominating and Governance Committee, a current copy of which is available to shareholders on our website at www.arlingtonasset.com.

Code of Ethics

We have not adopted a code of ethics that applies only to our principal executive officer, principal financial officer and principal accounting officer because our Board has adopted a Statement of Business Principles that is broadly written and covers these officers and their activities. Our Statement of Business Principles is available on our website at www.arlingtonasset.com.

Availability of Corporate Governance Materials

Shareholders may view our corporate governance materials, including our Bylaws, Corporate Governance Guidelines, Statement of Business Principles and the charters of each of the committees of our Board, on our website at www.arlingtonasset.com. Our corporate governance materials may be obtained free of charge by submitting a written request to the Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Director Nominations

Our Nominating and Governance Committee’s responsibilities, as noted above and as described in its charter, include seeking, screening and recommending director candidates for nomination to serve on the Board on behalf of the Board. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Governance Committee with respect to identifying and evaluating director candidates. The Nominating and Governance Committee may identify potential Board candidates from a variety of sources, including recommendations of our shareholders.

Process for Identifying and Evaluating Director Candidates

The full Board reviews its composition on a regular basis in order to ensure that it is comprised of Board members that have the experience, qualifications and diversity of perspectives necessary to ensure expert and independent oversight of the Company’s strategy and management. The Board believes that the long-term interests of our shareholders are best served by a Board that strikes an optimal balance between continuity of institutional knowledge and fresh, diverse perspectives. To that end, the Board’s recruitment and selection process has resulted in the addition of three highly qualified independent directors, or half of our total independent directors, within the last five years.

The Nominating and Governance Committee evaluates all director candidates in accordance with the director qualifications described in our Corporate Governance Guidelines, a copy of which is available on our website at www.arlingtonasset.com. The Nominating and Governance Committee evaluates properly submitted shareholder nominations no differently than other nominations. In accordance with our Corporate Governance Guidelines, the Nominating and Governance Committee considers, among other things, business experience and skills, independence, diversity, judgment, integrity, the ability to commit sufficient time and attention to the activities of the Board, the absence of any potential conflicts with our interests, and such other factors as it deems appropriate given the current needs of the Board and our Company, to maintain a balance of knowledge, experience and capability. The Nominating and Governance Committee recommends candidates based on its consideration of each individual’s specific skills and experience and its annual assessment of the composition and needs of the Board as a whole, including with respect to diversity. Consideration of diversity as one of many attributes relevant to a nomination to the Board is implemented through the Nominating and Governance Committee’s standard evaluation process. In particular, the Nominating and Governance Committee obtains and reviews questionnaires, interviews candidates as appropriate and engages in thorough discussions at Committee meetings in an effort to identify the best candidates and to populate an effective Board. The effectiveness of the Board’s diverse mix of viewpoints, backgrounds, experience, expertise, skills and other demographics is considered as part of the Nominating and Governance Committee’s annual assessment.

Communications with the Board

Shareholders wishing to communicate with the Board should send any communication in writing to our Corporate Secretary c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209. Any such communication must state the number of shares of Class A common stock and Class B common stock beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board, a committee of the Board, the Lead Independent Director or to any other individual director or directors, as appropriate. If a communication is unduly hostile, threatening, illegal or otherwise inappropriate, the Corporate Secretary is authorized by the Board to discard the communication or take appropriate legal action regarding the communication.

Risk Oversight

Our Audit Committee is primarily responsible for overseeing our risk management processes on behalf of the Board. At regular meetings the Audit Committee receives reports from management and the internal auditor regarding our assessment of risks. The Audit Committee also receives and discusses regular and required communications from the Company’s independent registered public accounting firm regarding, among other things, the Company’s internal controls. In addition to discussion of these reports, the Audit Committee holds separate quarterly executive sessions with one or more of the chief financial officer, the Company’s internal auditor, and representatives of the Company’s independent public accounting firm to discuss any matters that the Audit Committee or these persons believe should be discussed in the absence of other members of management. While the Board (through the Audit Committee) oversees our risk management, our management team is responsible for the day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company.

Director Attendance at the Annual Meeting

In accordance with our Corporate Governance Guidelines, directors are expected to attend our annual meeting of shareholders, unless excused by the Lead Independent Director with good cause. All of the members of our Board attended the 2015 annual meeting of shareholders in person.

Contributions to Charitable Entities

During the past three fiscal years, we have not made any charitable contributions to any charitable organization for which any of our directors served as an executive officer.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of the following non-employee directors, all of whom are independent according to the standards set forth in the NYSE listing standards and our Corporate Governance Guidelines: Messrs. Berce (Chairman), Faeder, Gallagher and Michael. None of the current members of the Compensation Committee has ever served as an officer or employee of our Company or had any relationship with our Company requiring disclosure as a related party transaction under the applicable SEC rules. During fiscal year 2015, none of our executive officers served on the compensation committee or board of directors of another entity, one of whose executive officers served on our Compensation Committee and none of our executive officers served on the compensation committee of another entity, one of whose executive officers served on our Board.

Director Stock Ownership Guidelines

On February 9, 2011, the Board affirmed the stock ownership guidelines applicable to each member of the Board who is not also an executive officer. Under these ownership guidelines, each non-executive director is required to retain 100% of any equity awards made to such director from and after February 9, 2011 until the date on which the director is no longer a director of our Company.

Director Compensation

Compensation for non-employee directors is established by our Compensation Committee to provide an appropriate level of compensation relative to the work required for service on our Board, as well as to director compensation practices in the competitive market. Our Compensation Committee periodically, but at least annually, reviews non-employee director compensation, assuring that individual cash components (i.e., retainers and meeting fees), total cash, and equity awards are appropriately positioned.

Our non-employee directors are compensated in both cash and equity (in the form of restricted stock units (“RSUs”)) in order to align our directors’ interests with the long-term interests of our shareholders. Our non-employee director compensation includes:

Element	Amount
Annual Cash Retainer	$50,000
Annual RSU Grant	$80,000
Lead Independent Director Retainer(1)	$95,000
Audit Committee Chair Premium(2)	$25,000
Nominating and Governance Committee Chair Premium(3)	$10,000
Compensation Committee Chair Premium(3)	$10,000
In-Person Board or Committee Meeting Fee	$1,500
Telephonic Board or Committee Meeting Fee	$500

(1)	Retainer consists of $82,500 in cash and $12,500 in RSUs, and is paid in addition to annual cash retainer and RSU grant.
(2)	Premium consists of $17,500 in cash and $7,500 in RSUs and is paid in addition to annual cash retainer and RSU grant.
(3)	Premium consists of $5,000 in cash and $5,000 in RSUs and is paid in addition to annual cash retainer and RSU grant.

We also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board and its committees and corporate events that directors may be asked to attend.

Director Compensation for 2015

The following table contains compensation information for each of our non-employee directors serving on the Board during the year ended December 31, 2015. Neither J. Rock Tonkel, Jr., our President and Chief Executive Officer, nor Eric F. Billings, our Executive Chairman, received compensation for their services as members of the Board in 2015.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)		Total Compensation
Daniel J. Altobello	$165,500	$92,500		$258,000
Daniel E. Berce	$81,000	$85,000		$166,000
David W. Faeder	$79,500	$80,000		$159,500
Peter A. Gallagher	$85,500	$85,000		$170,500
Ralph S. Michael, III	$94,500	$87,500		$182,000
Anthony P. Nader, III	$61,806	$100,000	(3)	$161,806

(1)	As stated above, includes an annual cash retainer paid to each of our non-employee directors, as well as in-person and telephonic attendance fees for each meeting of our Board and its standing committees on which each of our non-employee directors served. Additionally, includes cash portion of Lead Independent Director retainer for Mr. Altobello, and cash portions of Audit, Nominating and Governance, and Compensation Committee Chair Premiums for Messrs. Michael, Gallagher and Berce, respectively.
(2)	In fiscal 2015, each non-employee director received an award of RSUs with the number of shares calculated to target the grant date values listed in this column, with each RSU valued at $20.64, the closing price of our Class A common stock on the NYSE on the grant date. The amounts in this column reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted to non-employee directors during the fiscal year ended December 31, 2015. For more information regarding the valuation of RSU awards granted by us to our non-employee directors, please refer to Note 13 in the notes to our consolidated financial statements included in our 2015 Annual Report.
(3)	Includes a pro rata annual grant of 800 RSUs made to Mr. Nader on March 1, 2015, the date Mr. Nader joined the Board, with each RSU valued at $24.99, the closing price of our Class A common stock on the NYSE on the grant date.

Annual Grant of RSUs to Non-Employee Directors

On June 10, 2015, the date of our 2015 annual meeting of shareholders, each of our non-employee directors received an annual grant of 3,875 RSUs having an aggregate grant date fair value of $80,000, based on the closing sale price of our Class A common stock on the NYSE on June 10, 2015. The RSUs were granted pursuant to our 2014 Long-Term Incentive Plan. In addition to the annual grant of RSUs, we also granted additional RSUs to our non-employee directors for services as our Lead Independent Director or as a chairman of one of our Board’s standing committees, as noted in “— Director Compensation for 2015” above.

A non-employee director’s interest in RSUs awarded pursuant to our 2014 Long-Term Incentive Plan vests immediately on the award grant date. These vested RSUs are converted into shares of our Class A common stock on a one-for-one basis, with any fractional shares being settled in cash, upon the later of the date the grantee separates from our service or the first anniversary of the grant date (the “Settlement Date”). If a change in control occurs before the Settlement Date, the settlement will occur on the control change date.

Prior to the effectiveness of the 2014 Long-Term Incentive Plan on July 15, 2014, we awarded RSUs to our non-employee directors pursuant to the Company’s 2011 Long-Term Incentive Plan, the Company’s 2004 Long-Term Incentive Plan, the FBR Stock and Annual Incentive Plan or the Company’s Non-Employee Director Stock Compensation Plan (the “Prior Plans”). A non-employee director’s interest in RSUs awarded pursuant to one of the Prior Plans vested if he served on our Board from the date of grant until the first anniversary of the award. Vested RSUs ordinarily are converted to shares of Class A common stock on a one-for-one basis, with any fractional share being settled in cash, one year after the participant ceases to be a member of our Board.

RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.

The following table sets forth certain information regarding RSUs granted in 2015 to our non-employee directors as discussed above:

Name	Aggregate Number of RSUs Awarded		Grant Date Fair Value of RSUs Awarded(1)		Aggregate Number of RSUs Outstanding at Fiscal Year End
Daniel J. Altobello	4,481		$92,500		40,915
Daniel E. Berce	4,118		$85,000		18,801
David W. Faeder	3,875		$80,000		9,668
Peter A. Gallagher	4,118		$85,000		36,949
Ralph S. Michael, III	4,239		$87,500		37,409
Anthony P. Nader, III	4,675	(2)	$100,000	(2)	4,675

(1)	The grant date fair value is calculated in accordance with FASB ASC Topic 718 and is based on the closing sale price of our Class A common stock on the NYSE on June 10, 2015, which was $20.64.
(2)	Includes a pro rata annual grant of 800 RSUs made to Mr. Nader on March 1, 2015, the date Mr. Nader joined the Board, with each RSU valued at $24.99, the closing price of our Class A common stock on the NYSE on the grant date.

EXECUTIVE OFFICERS OF THE COMPANY

Our named executive officers for the year ended December 31, 2015 were J. Rock Tonkel, Jr., President and Chief Executive Officer, Eric F. Billings, Executive Chairman of the Board, Kurt R. Harrington, who served as Executive Vice President, Chief Financial Officer and Treasurer until March 23, 2015, and Richard E. Konzmann, who began serving as Executive Vice President, Chief Financial Officer and Treasurer beginning on March 23, 2015. The following persons have been appointed by our Board to serve as our executive officers in the fiscal year ending December 31, 2016.

ERIC F. BILLINGS, age 63, is our Executive Chairman. Since co-founding our company in 1989, he has continuously served as a director. He was appointed Chairman and Chief Executive Officer on April 28, 2005 and served as Chief Executive Officer until June 2014. He served as Vice Chairman and Chief Operating Officer from 1989 to 1999, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003 and Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005. Mr. Billings also served as Chairman of FBR & Co., a publicly-traded investment banking, institutional brokerage and asset management firm from 2006 until 2012. From 2006 to 2008, Mr. Billings also served as the Chief Executive Officer of FBR & Co. In addition, he concurrently holds the position of Senior Managing Partner and Co-Portfolio Manager of Billings Capital Management, LLC, an investment management company he runs with his sons. Mr. Billings serves on the Board of Visitors and the Center for Financial Policy Advisory Board at the University of Maryland’s Robert H. Smith School of Business. He also sits on the Leadership Council of the Board of Boys and Girls Clubs of Greater Washington.

J. ROCK TONKEL, JR., age 53, is our Chief Executive Officer, a position he has held since June 2014, and our President. He also has served as a director of our Company since March 2007. From February 2007 until June 2014 he served as our Chief Operating Officer. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking at FBR & Co. Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking, a position he assumed in February 2002. Mr. Tonkel joined FBR & Co. in 1994 as a Managing Director and Head of Investment Banking’s financial institutions group. Prior to joining FBR & Co., Mr. Tonkel served as Special Assistant to the Director of the Office of Thrift Supervision, the regulatory agency for the savings and loan industry under the U.S. Department of Treasury. At the Office of Thrift Supervision, Mr. Tonkel oversaw the restructuring of many of the nation’s largest troubled thrifts and savings banks.

RICHARD E. KONZMANN, age 47, is our Executive Vice President, Chief Financial Officer and Treasurer, a position he has held since March 2015. Prior to joining the Company, Mr. Konzmann was employed by American Capital, Ltd. (NASDAQ: ACAS), a publicly traded private equity firm and global asset manager of publicly traded mortgage real estate investment trusts, business development companies and private equity funds. While at American Capital, Ltd., Mr. Konzmann served as Senior Vice President, Accounting from 2006 to March 2015, Vice President, Accounting from 2003 to 2005 and Corporate Controller from 2002 to 2003. From 1993 to 2002, Mr. Konzmann served in various controllership, finance and asset management roles with Crestline Capital Corporation (NYSE: CLJ) and Host Marriott Corporation (NYSE: HMT). From 1990 to 1993, Mr. Konzmann was employed with the public accounting firm Deloitte and Touche LLP. Mr. Konzmann is a Certified Public Accountant.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 7, 2016, certain information concerning the beneficial ownership of our Class A and Class B common stock by (i) each of our directors and director nominees, (ii) each of our named executive officers, (iii) all of our executive officers and directors as a group and (iv) each person known to us to be the owner of more than 5% of our Class A or Class B common stock.

For purposes of the table below, beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless indicated otherwise in the footnotes to the table below, each individual has sole voting and investment power with respect to all shares of our Class A and Class B common stock shown as beneficially owned by such person. The address of each individual listed in the table is c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Name of Beneficial Owners	Number of Shares of Class A Common Stock		Percent of Class(1)	Number of Shares of Class B Common Stock		Percent of Class(2)
Eric F. Billings	125,401	(3)	*	60,848		62.3%
J. Rock Tonkel, Jr.	299,820		1.3%	14,000	(4)	14.3%
Daniel J. Altobello	42,415	(5)	*	—		—
Daniel E. Berce	33,801	(5)	*	—		—
David W. Faeder	9,668	(5)	*	—		—
Peter A. Gallagher	36,949	(5)	*	—		—
Richard E. Konzmann	—		—	—		—
Ralph S. Michael, III	39,734	(5)	*	—		—
Anthony P. Nader, III	4,675	(5)	*	—		—
All executive officers and directors (9 persons)	592,463		2.6%	74,848		76.7%
5% Holders:
American Financial Group, Inc.	1,403,848	(6)	6.1%	—		—

*	Less than one percent.
(1)	Based on 22,879,431 shares of Class A common stock outstanding as of April 7, 2016. Holders of shares of Class A common stock are entitled to one vote per share. RSUs that are issuable as shares of Class A common stock are deemed outstanding for computing the percentage of the class owned by the person holding such options, but are not deemed outstanding for computing the percentage of the class owned by any other person.
(2)	Based on 97,604 shares of Class B common stock outstanding as of April 7, 2016. Holders of shares of Class B common stock are entitled to three votes per share.
(3)	The number of shares of Class A common stock shown as beneficially owned by Mr. Billings in the table above represents 125,401 shares held by Mr. Billings, over which Mr. Billings exercises sole voting and investment power (all of these shares have been pledged by Mr. Billings as collateral for a line of credit with Wells Fargo & Company).
(4)	The number of shares of Class B common stock shown as beneficially owned by Mr. Tonkel in the table above excludes 2,500 shares held in an irrevocable family trust. Mr. Tonkel does not exercise voting or investment power over these 2,500 shares and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the family trust.

(5)	The number of shares of Class A common stock shown as beneficially owned by each of our directors and director nominees in the table above includes vested RSUs that we have awarded to our directors under our 2014 Long-Term Incentive Plan, 2011 Long-Term Incentive Plan and the Prior Plans, in the following amounts: Mr. Altobello — 40,915 RSUs; Mr. Berce — 18,801 RSUs; Mr. Faeder — 9,668 RSUs; Mr. Gallagher — 36,949 RSUs; Mr. Michael — 37,409 RSUs and Mr. Nader — 4,675 RSUs. Vested RSUs are converted to shares of Class A common stock upon the director ceasing to be a member of our Board. See “Information on our Board of Directors, its Committees and Corporate Governance — Director Compensation for 2015 — Annual Grant of RSUs to Non-Employee Directors.” RSUs do not have any voting rights but are entitled to cash dividend equivalent payments.
(6)	Based solely on information contained in a Schedule 13G filed by American Financial Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on January 22, 2016. The address of American Financial Group, Inc. is Great American Insurance Group Tower, 301 East Fourth Street, Cincinnati, Ohio 45202.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth, as of December 31, 2015, information with respect to compensation plans under which equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	750,381.6	(1)	$—	1,953,980	(2)
Equity Compensation Plans Not Approved by Shareholders	—		—	—
Total	750,381.6		$—	1,953,980

(1)	Consists of awards granted under the 2014 Long-Term Incentive Plan and the Prior Plans. This amount includes 148,417 RSUs and 601,964.6 performance share units (“PSUs”), which represent the maximum number of PSUs, excluding dividend reinvestments, that are potentially issuable. There is not a weighted-average exercise price for these RSUs and PSUs. The Prior Plans have been replaced by the 2014 Long-Term Incentive Plan, but the terms of awards previously granted pursuant to the Prior Plans remain the same. Based on the performance measurements as of April 7, 2016, it is likely that the NEOs would not vest at the end of the applicable performance period in any awards under the PSUs granted in 2013 (that will vest in 2016), PSUs granted in 2014 (that will vest in 2017) and TSR PSUs granted in 2015 (that will vest in 2018). Based on the performance measurements as of April 7, 2016, it is expected that 100% out of a maximum 250% of the target shares will vest at the end of the applicable performance period in the awards of Book Value PSUs granted in 2015 (that will vest in 2018). However, the current performance measurements could improve, which would result in additional PSU awards vesting. Conversely, the current performance measurements could decline, which would result in fewer PSU awards vesting.
(2)	Consists of shares of Class A common stock available for issuance under the 2014 Long-Term Incentive Plan, which may be subject to awards of stock options, stock appreciation rights, shares of restricted stock, RSUs and performance-based awards. Shares covered by outstanding awards granted pursuant to the 2014 Long-Term Incentive Plan or any Prior Plan become available for future grants under the 2014 Long-Term Incentive Plan if the award is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award. As of December 31, 2015, a maximum of 601,964.6 shares of Class A common stock, excluding dividend reinvestments, may be issuable under certain circumstances upon vesting of outstanding PSUs. Under the 2011 Long-Term Incentive Plan, 269,283 shares of Class A common stock may be issuable upon vesting of a portion of these PSUs, leaving 74,624.1 shares that may be issuable under the 2014 Long-Term Incentive Plan upon the vesting of the remaining outstanding PSUs. If the maximum awards are earned under all outstanding PSUs, excluding dividend reinvestments, the Company would have 1,621,298.4 shares available to grant under the 2014 Long-Term Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and greater-than-10% beneficial owners to file reports of ownership and changes in ownership of our securities with the SEC. Based solely upon our review of the copies of such reports furnished to us and written representations from certain of our executive officers and directors that no other such reports were required, we believe that during the period from January 1, 2015 through December 31, 2015, all Section 16(a) filing requirements applicable to our officers, directors and greater-than-10% beneficial owners were complied with on a timely basis.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Review, Approval or Ratification of Transactions With Related Persons

Our policy and practice is not to enter into any related party transaction with any of our executive officers or directors (or transactions not in the ordinary course of business or not performed on standard market terms with shareholders known to beneficially own over 5% of a class of our voting securities or their related persons), unless the transaction is approved by a majority of our disinterested directors. Pursuant to its charter, the Audit Committee is responsible for reviewing and approving all transactions between our Company and any related person that are required to be disclosed pursuant to Item 404 of SEC Regulation S-K. In addition, pursuant to its charter, the Nominating and Governance Committee periodically reviews our conflict of interest policies as set forth in our Statement of Business Principles concerning directors and executive officers, and reviews with management our procedures for implementing and monitoring compliance with the conflict of interest policies.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis describes our compensation strategy, policies, programs and practices for 2015 for our named executive officers that served during the year ended December 31, 2015. Our named executive officers for the year ended December 31, 2015 were Eric F. Billings, Executive Chairman of the Board, J. Rock Tonkel, Jr., President and Chief Executive Officer, and Richard E. Konzmann, who began serving as Executive Vice President, Chief Financial Officer and Treasurer on March 23, 2015. Kurt R. Harrington retired as our Executive Vice President, Chief Financial Officer and Treasurer on March 23, 2015 and from active employment with the Company on April 30, 2015. Under SEC rules, he is included as one of our named executive officers for 2015. Except as expressly noted, references to our named executive officers in this section do not include Mr. Harrington.

The primary purpose of the Compensation Committee is to assist the Board in discharging its responsibilities relating to compensation of the Company’s directors and officers. In furtherance of this role, the Committee seeks to attract and retain high-quality leadership and ensure that the Company’s executive compensation strategy supports the Company’s objectives and shareholder interests. In this Compensation Discussion and Analysis, we sometimes refer to the Compensation Committee as the “Committee.”

Executive Summary

Our Business

We are a principal investment firm that currently acquires and holds a levered portfolio of residential mortgage-backed securities (“MBS”), consisting of agency MBS and private-label MBS. Agency MBS include residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by a U.S. government agency or government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Private-label MBS, or non-agency MBS, include residential MBS that are not guaranteed by a GSE or the U.S. government.

We are a Virginia corporation and taxed as a C corporation for U.S. federal tax purposes. We are an internally managed company and do not have an external investment advisor.

For more detail on our Company, investment strategy, MBS portfolio, financing strategy and risk management strategy, please refer to the Company’s Annual Report to Shareholders accompanying this proxy statement.

Our Performance in 2015

During 2015, the Company’s financial results were significantly impacted by persistent interest rate volatility and widening of MBS spreads, causing a decline in the Company’s net book value per share. While the Company maintains a portfolio of interest rate derivative instruments designed to protect the fair value of its agency MBS portfolio from a rise in interest rates, the Company’s hedging instruments are not generally designed to protect the Company’s net book value from spread risk, which is the risk of an increase of the market spread between the yield on agency MBS and the benchmark yield on U.S. Treasury securities or interest rate swaps. However, while the widening of MBS spreads has decreased our current net book value, the spread widening should benefit levered returns on new investments going forward.

Despite these headwinds, during 2015 the Company generated $5.30 per diluted share of non-GAAP core operating income excluding gain on private-label MBS, an 11% increase over the prior year. For a reconciliation of non-GAAP core operating income measures to GAAP net income (loss), see “— Reconciliation of Non-GAAP Measures” below.

During 2015, the Company also continued paying quarterly dividends, totaling $3.00 per share in the aggregate. The Company continues to utilize its tax benefits afforded to it as a C corporation that allow it to shield substantially all of its income from taxes. As of December 31, 2015, the Company had net operating loss carry-forwards of $107 million and net capital loss carry-forwards of $241 million. As a C corporation, distributions to our shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% federal income tax rate whereas similar distributions to shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 43.4% tax rate on ordinary income inclusive of the 3.8% Medicare tax. The graph below captures the Company’s historical dividends distributed to our shareholders and annualized dividend yield based on quarter end stock price:

Quarterly Dividend
Annualized Dividend Yield
$1.00
$0.90
$0.80
$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
$0.00
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
Q1 11
Q1 12
Q1 13
Q1 14
Q1 15
Q1 16
Dividend
Dividend Yield

In October 2015, the Company’s Board authorized an increase in the Company’s share repurchase program pursuant to which the Company may repurchase up to 2.0 million shares of its Class A common stock. During the fourth quarter of 2015, the Company repurchased 48,695 shares at an average price of $12.15 per share for a total purchase price of $0.6 million.

As of December 31, 2015, the closing price of the Company’s Class A common stock was $13.23 per share, which represented 79% of tangible book value per share. Tangible book value is calculated as shareholders’ equity less the Company’s net deferred tax asset.

The Company continues to believe that its internally managed structure provides benefits to shareholders compared to externally managed structures. Operating leverage, elimination of conflicts of interest, and alignment of management compensation to company performance are some examples of the benefits to shareholders of internally managed structures versus alternative structures. This alignment of interests was demonstrated in fiscal year 2015 as management’s cash and stock incentive compensation was meaningfully lower than prior years due to the Company’s 2015 performance. These lower compensation costs were the key element in driving the Company’s 2015 operating expenses down 22% from the prior year.

Key 2015 Financial and Strategic Accomplishments

In our view, key accomplishments in 2015 include:

•	Generated $5.30 per diluted share of non-GAAP core operating income excluding gain on private-label MBS, as defined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
•	Lowered our annual operating expenses by 22%.
•	Diversified and expanded the Company’s borrowing capability throughout the year.
•	Continued to enhance the Company’s hedging capabilities.
•	Paid a quarterly dividend that totaled $3.00 per share for the year ended December 31, 2015.
•	Completed a public offering of $35.3 million of 6.75% Senior Notes due 2025.

•	Repurchased 48,695 shares at an average price of $12.15 per share for a total purchase price of $0.6 million.
•	Successfully transitioned the leadership of our finance team.

Summary of Total Direct Compensation Program Elements

In 2015, the Compensation Committee continued its approach to executive compensation with the overarching goals of linking pay to performance, aligning the interests of management with those of shareholders and retaining and recruiting top management talent. Our executive compensation program includes many performance-based features to provide incentives for our named executive officers to achieve both short- and long-term business objectives and was designed to include three direct compensation components: base salary, annual cash incentive and long-term equity incentive compensation opportunities for each executive. Summarized below is a description of the three components and their principal contribution to our compensation objectives, as well as highlights of the key actions and decisions made with respect to each component for 2015.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2015 Highlights
Base Salary	☐ Minimum level of fixed cash compensation.

☐

Base salary for Messrs. Billings and Tonkel remained unchanged in 2015 as compared to 2014. Mr. Konzmann began serving as Executive Vice President, Chief Financial Officer and Treasurer effective March 23, 2015, and his salary was set to align with market competitive practices. Mr. Harrington received a pro rata salary based on his retirement date at the same level as in 2014.

☐

Salaries are set based on a variety of factors, including competitive market data, scope of the individual’s role in the organization, the individual’s level of experience and individual performance and potential.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2015 Highlights
Annual Cash Incentive	☐ Performance-based cash incentives that reward achievement of annual performance metrics and goals.

☐

For the corporate performance component of the performance-based cash incentives, Adjusted ROE in 2015 was 17.9%, resulting in a maximum payout of target for Messrs. Billings, Tonkel, and Konzmann (representing 50% of the bonus opportunity).

☐

Messrs. Billings and Tonkel were eligible to earn between 0% and 200% of their target bonus opportunities, which were 100% of base salary, based on performance achievements relative to specific metrics and goals. Mr. Konzmann was eligible to receive between 50% and 75% of his target bonus opportunity, which was 100% of his pro-rated base salary, based on performance achievements relative to specific metrics and goals. Pursuant to the terms of his retirement agreement, Mr. Harrington was eligible to receive a cash bonus approved by the Compensation Committee in its sole and absolute discretion (a “Pro-Rated Bonus”), on the basis of the same criteria and parameters as the annual cash incentive bonus paid to Messrs. Billings and Tonkel.

☐

The Committee is confident in the executives’ leadership and ability to continue to implement the Company’s strategy; however, the Committee determined that, in light of recent market conditions and interest rate volatility during fiscal year 2015, it was in the best interests of the Company and its shareholders to reduce the subjective portion of annual bonus opportunity for Messrs. Billings and Tonkel. The Committee determined that, based upon its subjective assessment and evaluation of specific predetermined measurement criteria, Messrs. Billings and Tonkel warranted payment at 70% of maximum for the remaining 50% of the bonus opportunity for 2015. The Committee determined that, based on its subjective assessment of Mr. Konzmann’s immediate and continuing contributions to the operations of the Company and its accounting and finance functions, he warranted payment of the maximum opportunity (i.e., 37.5% of his pro rata salary) for his remaining 50% of the bonus opportunity for 2015.

☐ For 2015, 50% of the annual bonus opportunity was based on the achievement of specific return on equity (“Adjusted ROE”) goals, defined as pre-tax GAAP income adjusted for the following items:
➢ compensation costs associated with stock-based awards;
➢ non-cash accretion of private-label MBS purchase discounts;
➢ private-label MBS purchase discount accretion realized upon sale or repayment;
➢ other-than-temporary impairment charges;
➢ other-than-temporary impairment charges realized upon sale or repayment;

☐

Mr. Harrington’s Pro-Rated Bonus was made on a pro rata basis, based on the same criteria and parameters as the annual cash incentive bonus paid to Messrs. Billings and Tonkel, for the period from January 1, 2015 through April 30, 2015.

➢ unrealized gains and losses on agency MBS;
➢ unrealized gains on losses on derivative instruments; and
➢ realized gains and losses on 10-year hedging instruments used to hedge our agency MBS.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2015 Highlights
divided by average shareholders’ equity, defined as shareholders’ equity at December 31, 2014 (excluding deferred tax assets), plus the pro-rata portion of new investor equity added during the year 2015.

☐

Adjusted ROE was selected because it measures both our profitability and our efficient use of equity capital. The 2015 target Adjusted ROE goal was established at the beginning of 2015 by analyzing expectations for other companies in the same industry space, based on published investment analyst estimates. The Adjusted ROE goals for 2015 were 9%, 12% and 15% at threshold, target and maximum, respectively for Messrs. Billings and Tonkel. The Adjusted ROE goals for 2015 for Mr. Konzmann were 12% and 15% at threshold and maximum, respectively. Pursuant to the terms of his offer letter, Mr. Konzmann was guaranteed a payout of at least threshold levels for the 2015 fiscal year.

☐

The remaining 50% of the annual bonus opportunity was based on a subjective assessment of the executives’ performance as well as a predetermined set of measurement criteria established by the Committee for the 2015 performance year.

Compensation Component	Description and Principal Contribution to Compensation Objectives	2015 Highlights
Long-Term Equity Incentives

☐

Our performance-based long-term equity incentive program (the “PSU Program”) consists of grants of two types of PSUs. The PSU Program is designed to provide an incentive compensation opportunity that balances the Company’s internal financial objectives and external market performance.

☐

On June 17, 2015, the Committee awarded a target number of PSUs, effective July 1, 2015, with an aggregate grant date fair value equal to 100% of base salary for Messrs. Billings and Tonkel and 50% of base salary for Mr. Konzmann, with 50% of the total grant date fair value represented by Book Value PSUs and 50% of the total grant date fair value represented by TSR PSUs.

☐ Each grant of PSUs provides the participant the opportunity to earn between 0% and 250% of the target number of PSUs based on achievement of pre-determined performance goals.
☐ Each grant of PSUs awarded in 2015 has a three-year performance period from July 1, 2015 through July 1, 2018.

☐

The first type of PSU, which we refer to as “Book Value PSUs,” will be eligible to vest based on the compound annualized growth in the Company’s book value per share (i.e., book value change plus dividends on a reinvested basis) during the applicable performance period.

☐

The performance period for the second half of the PSUs granted in August 2012 ended August 13, 2015 (the first half of these PSUs vested on August 13, 2014). Based on the Company’s book value per share growth of 9.71% and TSR of 9.44% for the performance period, only 70.8% out of a maximum of 200% of the target shares were earned and vested, excluding dividend reinvestment.

☐

The other type of PSU, which we refer to as “TSR PSUs,” will be eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) during the applicable performance period.

☐

The performance measures of compound annualized growth in the Company’s book value per share and the Company’s annualized total shareholder return over a three-year period were selected because the Company believes it would most effectively align management’s compensation with shareholder returns over an appropriate investment period.

☐

The Committee also awarded PSUs in 2013 and 2014, as well as 2015. Based on the performance measurements as of April 7, 2016, it is likely that the NEOs would not vest in any awards under the PSUs granted in 2013 (that will vest in 2016), PSUs granted in 2014 (that will vest in 2017) and TSR PSUs granted in 2015 (that will vest in 2018). Based on the performance measurements as of April 7, 2016, it is expected that 100% out of a maximum 250% of the target shares will vest of Book Value PSUs granted in 2015 (that will vest in 2018). However, the current performance measurements could improve, which would result in additional PSU awards vesting. Conversely, the current performance measurements could decline, which would result in less PSU awards vesting.

Compensation Policies

We believe our executive compensation programs and policies reflect a number of governance best practices, including the following:

•	Management regularly, and at least annually, conducts a risk assessment of our compensation policies and practices and reports the results to the Committee. Based on the most recent analysis, the Committee concluded that our compensation policies and practices for fiscal 2015 did not create risks that are reasonably likely to have a material adverse effect on the Company. See “Compensation Risk Analysis” on pages 44 and 45.
•	The Board has adopted stock ownership guidelines for executive officers that seek to ensure each named executive officer has a meaningful ownership interest in the Company. See “Stock Ownership Guidelines” on page 43.
•	The Board has adopted a “clawback” policy under which we can recover any cash bonus paid during the prior fiscal year to an executive officer whose intentional misconduct causes us to restate our financial statements. See “Compensation Clawback Policy” on page 43.
•	We do not have employment contracts or post-termination compensation agreements with any of our current named executive officers, and we do not have contractual provisions or other arrangements with any of our current named executive officers that provide for payments by us to a named executive officer at, following or in connection with the resignation, severance, retirement or other termination (including constructive termination), other than vesting of PSUs and restricted stock, as applicable. We do not provide excise tax gross-ups for excess parachute payments.
•	We do not provide unique perquisites or any special benefits to our named executive officers, other than in 2013 and 2014 when we made reimbursements to Mr. Tonkel for legal fees incurred in connection with the negotiation of his compensation arrangements related to his promotion to Chief Executive Officer. Named executive officers are eligible to participate in the same benefits programs as all other employees.
•	As part of our policy of maintaining performance-based compensation plans, we do not provide defined benefit plans or other retirement benefits to our named executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

Consideration of Shareholder Advisory Vote on Executive Compensation

At our 2014 annual meeting of shareholders, we asked our shareholders to vote, on an advisory basis, on the compensation of our named executive officers as disclosed in our 2014 proxy statement, commonly referred to as a “say-on-pay” advisory vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with over 92% of the votes cast voting in favor of our executive compensation program. The Committee took into consideration the results of the say-on-pay advisory vote in its review of our compensation program and determined to continue our general approach to executive compensation for 2015 and 2016. We believe our programs are effectively designed and working well, in alignment with the interests of our shareholders and instrumental in achieving our business strategy. The Committee will continue to consider shareholder concerns and feedback in the future. In determining the frequency of our shareholder say-on-pay advisory vote, the Board took into consideration our shareholders’ preference for a vote every three years, and determined that we will hold our shareholder say-on-pay advisory vote on a triennial basis, with the next vote to be held at our 2017 annual meeting of shareholders.

Compensation Philosophy and Objectives

Our overall compensation program seeks to align executive compensation with the achievement of our company’s business objectives and with individual performance towards these objectives. It also seeks to enable the Company to attract, retain and reward executive officers and other key employees who contribute to our success and to incentivize them to enhance long-term shareholder value. In reviewing the components of compensation for each named executive officer, the Committee considers pay for performance on both an annual and long-term basis. To implement this philosophy, the total compensation program is designed to be competitive with the programs of other companies with which the Company competes for executives, and to be fair and equitable to both the Company and the executives. Consideration is given to each executive’s overall responsibilities, professional qualifications, length of service, business experience, historical job performance and competitive employment opportunities.

Our compensation program for the named executive officers for 2015 was designed to meet the following objectives:

•	Attract and Retain Talented Executives. Given the highly competitive nature of our business, the mobility of skilled and experienced executives and the competitive importance of compensation in our industry, our 2015 executive compensation program was designed to motivate, reward and retain highly-qualified individuals. Our executive compensation program was also designed to provide compensation that is competitive with compensation provided by other companies to executive officers who provide comparable services, taking into account the size and characteristics of our Company, as well as other factors, including business experience, past contributions, overall responsibilities and individual performance.
•	Pay-for-Performance. Our executive compensation program was designed to create a compensation structure under which a meaningful portion of the total compensation paid or awarded is based on corporate performance as measured by the Compensation Committee. As discussed further below, the 2015 annual cash bonus program provided each executive the opportunity to earn a cash bonus dependent on the Company’s Adjusted ROE performance as well as the individual performance of each named executive officer. In addition, the PSU Program should provide additional incentives to both grow the Company’s book value and provide an attractive total shareholder return over a multi-year period.
•	Alignment of Interests with Shareholders. Our executive compensation program and related policies are designed to encourage the aggregation and maintenance of meaningful equity ownership, and alignment of executive and shareholder interests.

Compensation Committee Responsibilities and Authority

Our Compensation Committee reviews our executive compensation and makes recommendations to our Board with respect to our compensation structure and policies. Generally, the Committee is responsible for reviewing existing compensation and benefits policies, including reviewing and approving incentive program and equity-based compensation plans. Specifically, with regard to its discretionary power to determine short- and long-term incentive awards, the Committee has the duty to evaluate the performance of our named executive officers, as well as to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, in consultation with our Chief Executive Officer, our other executive officers.

Since December 2009, the Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“Cook & Co.”) as its independent compensation consultant to provide advice and assistance on the design and structure of the Company’s executive compensation programs, including the 2015 compensation program. Cook & Co. reports directly to the Compensation Committee, works with management only under the direction of the Compensation Committee, and does not provide any other advice or consulting services to the Company. The Committee assessed the independence factors in accordance with applicable SEC rules and NYSE Listing Standards and other facts and circumstances and concluded that Cook & Co.’s work for the Compensation Committee did not raise any conflicts of interest.

Setting Compensation

Developing recommendations for our Board regarding our compensation programs and the specific elements and levels of compensation for our named executive officers is central to the role of the Compensation Committee. The Committee does not have a specific allocation goal between cash and equity-based compensation or between annual and long-term incentive compensation. Instead, the Committee relies upon its collective business judgment as applied to the challenges confronting our Company, together with regular compensation peer group analyses, evaluations of internal equity considerations and the recommendations of management. The Committee also considers advice and data from independent consultants, including Cook & Co., and information provided by our employees. The Committee additionally utilizes subjective information when considering the compensation to be paid or awarded to each of our named executive officers, including the executive’s overall responsibilities, professional qualifications, length of service, experience, historical job performance and competitive employment opportunities. We believe the variety of inputs considered by the Committee provides a basis for the Committee to make informed decisions on the design of our executive compensation program and the elements and amounts of compensation paid or awarded to our named executive officers.

Compensation Peer Group Analysis

In structuring the 2015 executive compensation program, the Compensation Committee worked with Cook & Co., as well as members of the Company’s management team, in considering the compensation practices of certain companies the Committee deemed to be the Company’s peer group solely for purposes of comparing executive compensation programs (the “compensation peer group”). The compensation peer group was approved by the Committee with input from Cook & Co. and the Company’s management. From a stock investment return perspective, the Company is generally compared to publicly traded real estate investment trusts (“REITs”) and specialty finance companies that also invest primarily in residential mortgage assets. However, most of these companies are externally managed vehicles and therefore do not provide an appropriate peer group for comparing executive compensation programs. As a result, the compensation peer group for evaluating executive compensation was developed from internally managed REITs and specialty finance companies that invest in either residential mortgage assets or other similar financial products and are competitors for executive talent. The compensation peer group was used to help with structuring our 2015 compensation program and consisted of the following companies: American Capital, Ltd., Arbor Realty Trust, Inc., Capstead Mortgage Corporation, Dynex Capital, Inc., Hercules Technology Growth Capital, Inc., iStar Inc., Main Street Capital Corporation, NewStar Financial, Inc., NorthStar Realty Finance Corp., RAIT Financial Trust, Redwood Trust, Inc., Resource America, Inc., and Triangle Capital Corporation.

Role of Executive Officers in Determining Executive Compensation for Named Executive Officers

The recommendations of our Executive Chairman and our President and Chief Executive Officer also play a role in the compensation decision making process. Our Executive Chairman and our President and Chief Executive Officer provide the Committee with an assessment of our achievements and performance, their evaluation of individual performance and their recommendations for direct report base salary, short-term bonus and long-term incentive awards. The Committee has the discretion to accept, reject or modify these recommendations.

Elements of Executive Compensation

Our 2015 executive compensation program was designed to consist of the following direct compensation elements, each of which are described in more detail below:

•	Base Salary;
•	Annual Performance-Based Cash Bonus Opportunities; and
•	Long-Term Equity Incentive Awards.

2015 Base Salaries

Base salary provides our executives with a minimum amount of cash compensation that is not variable, or “at risk.” The Compensation Committee seeks to pay our named executive officers a competitive base salary in recognition of their job responsibilities for a publicly-held company and has generally reviewed base salaries for our executives on an annual basis by considering several factors, including competitive factors within our industry, past contributions and individual performance. As discussed above, in setting base salaries, the Committee is mindful of the total compensation paid to each individual and the overall goal of keeping the amount of cash compensation that is provided in the form of base salary substantially lower than the amount of cash and equity incentive opportunity that is available, assuming that performance targets are met or exceeded. The Committee also takes into account compensation provided to the named executive officers in past years, including any recent adjustments to their respective base salaries. As illustrated by the table below, the base salary for Messrs. Billings and Tonkel remained unchanged in 2015 as compared to 2014.

Mr. Harrington’s base salary was pro-rated based on his retirement date at the same level as in 2014. Base salary for Mr. Konzmann was set at $325,000 and was established to align his salary with market competitive practices.

Named Executive Officer	2015 Base Salary		2014 Base Salary
Eric F. Billings	$800,000		$800,000
J. Rock Tonkel, Jr.	$800,000		$775,577	(1)
Richard E. Konzmann	$252,877	(2)	—
Kurt R. Harrington	$105,000	(3)	$315,000

(1)	Mr. Tonkel’s 2014 base salary was $750,000 until June 11, 2014, at which time he was appointed CEO and his salary increased to $800,000. His 2014 base salary shown is based on the amount he was paid during 2014.
(2)	Mr. Konzmann’s 2015 base salary of $325,000 was pro-rated based on his start date, March 23, 2015.
(3)	Mr. Harrington’s 2015 base salary of $315,000 was pro-rated based on his retirement date, April 30, 2015.

2015 Annual Performance-Based Cash Bonus Opportunities

Annual performance-based cash bonuses for our named executive officers are administered under our 2014 Long-Term Incentive Plan, which was approved by shareholders at our 2014 annual meeting. For 2015, short-term incentives were targeted at 100% of base salary for Messrs. Billings and Tonkel, with actual earnings opportunities ranging from 50% of target for threshold performance to a maximum of 200% of target for superior performance. Mr. Konzmann was eligible to earn between 50% and 75% of his target bonus opportunity, which was 100% of his pro rata base salary. Performance below threshold levels would not be rewarded with a payout, with the exception of Mr. Konzmann, who was guaranteed a minimum bonus of 50% of salary pro-rated for time worked during 2015, his first year of employment.

The Committee believes that the target bonus opportunities, when combined with base salaries and long-term incentives, position target total direct compensation near the median of competitive practices for target performance, while providing appropriate downside risk and upside opportunity for each executive.

In order for any short-term incentive payments to qualify as “performance-based” compensation that is fully tax deductible under Section 162(m) of the Internal Revenue Code, our Adjusted ROE (as defined above) must have equaled or exceeded 7%. Our actual Adjusted ROE for 2015 was 17.9%. After determining that the minimum Adjusted ROE had been satisfied, the Compensation Committee examined our performance under the Adjusted ROE hurdles (weighted 50%), and each executive’s individual performance on a subjective basis (weighted 50%) to determine actual bonus payments to named executive officers. The Compensation Committee retains full negative discretion to reduce (but not increase) the annual performance-based incentive compensation otherwise earned by achieving the Adjusted ROE hurdles.

As described above, 50% of the annual performance-based cash bonus was based on the achievement of corporate performance criteria based on Adjusted ROE. The Committee selected Adjusted ROE because it measures both our profitability and our efficient use of capital. The 2015 target Adjusted ROE goal was established at the beginning of 2015 by analyzing expectations for other companies in the same industry space, based on published investment analyst estimates. For the Adjusted ROE component of the incentives, the following table summarizes the performance goals and corresponding payouts as a percentage of target for Messrs. Billings, Tonkel and Konzmann, with linear interpolation for achievement between the performance levels.

	Bonus Payout (% of Salary)
Adjusted ROE Achievement	Messrs. Billings and Tonkel	Mr. Konzmann(1)
<9%	0%	50%
9%	50%	50%
12%	100%	50%
15%	200%	75%

(1)	Pursuant to the terms of his offer letter, Mr. Konzmann was guaranteed a minimum bonus of 50% of salary for the 2015 fiscal year.

Our actual Adjusted ROE for 2015 was 17.9%, which resulted in the maximum payout of target for the corporate performance component, representing 50% of the total annual cash bonus opportunity.

The remaining 50% of the annual performance-based cash bonus was based on the Committee’s subjective assessment and evaluation of specific predetermined measurement criteria of the executives’ performance during 2015 that concentrated on the overall management and operation of the Company, while taking into account the executive’s contribution to long-term shareholder value. The Committee conducted a thorough review of the executives’ performance as well as the overall performance of the Company for 2015. The Committee is confident in the executives’ leadership and ability to continue to implement the Company’s strategy; however, the Committee determined that, in light of recent market conditions and interest rate volatility, it was in the best interests of the Company and its shareholders to reduce the annual bonus opportunity for the subjective portion of annual bonus opportunity for Messrs. Billings and Tonkel. While the Committee determined that management was able to accomplish the operational goals established under the specific predetermined measurement criteria, the Committee determined that a reduction in the subjective assessment portion of the bonus was warranted. Based on such assessment, the Committee determined that Messrs. Billings and Tonkel warranted payment at 70% of the maximum for the remaining 50% of the bonus opportunity for 2015. The Committee determined that, based on its subjective assessment of Mr. Konzmann and his immediate and continuing contributions to the Company’s accounting and finance functions, he warranted payment of the maximum opportunity (37.5% of salary) for his remaining 50% of the bonus opportunity for 2015. Mr. Harrington’s annual performance-based compensation was made on a pro rata basis, based on the same criteria and parameters as the annual cash incentive bonus paid to Messrs. Billings and Tonkel, for the period from January 1, 2015 through April 30, 2015.

Bonuses were awarded and paid in cash to Messrs. Billings, Tonkel, Konzmann and Harrington in 2016 for performance in 2015. Actual bonuses for Messrs. Billings, Tonkel, Konzmann and Harrington were $1,360,000, $1,360,000, $189,658, and $178,500, as illustrated in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2015 Long-Term Equity Incentive Awards

The long-term equity incentive component of our total compensation program is designed to align further the long-term interests of our named executive officers with those of our shareholders, reward long-term shareholder value creation, serve as a retention tool, provide the appropriate balance with the short-term annual bonus program and help ensure management focuses on the long-term impact of short-term decisions. In furtherance of these objectives, on August 13, 2012, the Committee adopted the PSU Program that provides for the issuance of two types of PSUs: Book Value PSUs and TSR PSUs. The Book Value PSUs are eligible to vest based on the compound annualized growth in the Company’s book value per share (i.e., book value change plus dividends on a reinvested basis) over a three-year performance period. The TSR PSUs are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) over a three-year performance period.

PSUs do not have any voting rights. No dividends are paid on outstanding PSUs during the applicable performance period. Instead, dividend equivalents are accrued on outstanding PSUs during the applicable performance period, are deemed invested in shares of Class A common stock and are paid out in shares of Class A common stock at the end of the performance period to the extent that the underlying PSUs vest. Upon settlement, vested PSUs are converted into shares of the Company’s Class A common stock on a one-for-one basis. The PSUs and dividend equivalents are settled in whole shares of Class A common stock with a cash payment in lieu of any fractional share.

For the 2015 grant, the Committee awarded a target number of PSUs with an aggregate grant date fair value equal to 100% of base salary for Messrs. Billings and Tonkel and 50% of base salary for Mr. Konzmann, with 50% of the total grant date fair value represented by Book Value PSUs and 50% of the total grant date fair value represented by TSR PSUs.

The actual number of shares of Class A common stock that will be issued to each participant at the end of the three-year performance period will vary between 0% and 250% of the target number of PSUs granted, depending on performance results. If the threshold level of performance is not achieved, no PSUs are earned. If the initial performance threshold is met, participants earn 50% of the granted PSUs for Company performance at the threshold level, 100% of the granted PSUs for Company performance at the target level and 250% of the granted PSUs for Company performance at the maximum level, with linear interpolation for achievement falling between the performance levels.

The performance goals applicable to Book Value PSUs and TSR PSUs are determined each year by the Committee and based on, among other things, the Committee’s review of various historical and expected future performance metrics of the Company, other companies in the same industry, current and expected future market conditions, as well as advice and data from independent consultants, including Cook & Co. The performance goals and payout schedule applicable to the Book Value PSUs and TSR PSUs for the 2015 PSUs are set forth below:

Book Value PSUs		TSR PSUs
Compound Annualized Book Value per Share Growth	Percent of Target PSUs Earned	Compound Annualized Total Shareholder Return	Percent of Target PSUs Earned
<4.0%	0%	<4.0%	0%
4.0%	50%	4.0%	50%
8.0%	100%	8.0%	100%
>=12.0%	250%	>=12.0%	250%

In accordance with the Company’s 2014 Long-Term Incentive Plan, the Committee depends on a third party to verify and determine the degree to which any applicable performance goal has been achieved.

Based on the performance measurements as of April 7, 2016, it is likely that the NEOs would not vest in any awards under the PSUs granted in 2013 (that will vest in 2016), PSUs granted in 2014 (that will vest in 2017) and TSR PSUs granted in 2015 (that will vest in 2018). Based on the performance measurements as of April 7, 2016, it is expected that 100% out of a maximum 250% of the target shares will vest of Book Value PSUs granted in 2015 (that will vest in 2018). However, the current performance measurements could improve, which would result in additional PSU awards vesting. Conversely, the current performance measurements could decline, which would result in less PSU awards vesting. See “Outstanding Equity Awards at 2015 Fiscal Year-End” on page 50.

PSU Grants

The threshold, target and maximum share awards for the PSUs granted to the Company’s named executive officers on July 1, 2015 are as follows:

	Book Value PSUs			TSR PSUs
Name and Title	Threshold (#)	Target (#)(1)	Maximum (#)	Threshold (#)	Target (#)(2)	Maximum (#)
Eric F. Billings, Executive Chairman	10,225	20,450	51,125	13,201.5	26,403	66,007.5
J. Rock Tonkel, Jr., President and Chief Executive Officer	10,225	20,450	51,125	13,201.5	26,403	66,007.5
Richard E. Konzmann Executive Vice President, Chief Financial Officer and Treasurer	2,077	4,154	10,385	2,681.5	5,363	13,407.5
Kurt R. Harrington(3) Executive Vice President, Chief Financial Officer and Treasurer	—	—	—	—	—	—

(1)	To determine the number of Book Value PSUs to grant to each named executive officer, the Committee identified a target grant date fair value for the award equal to 50% of the base salary for Messrs. Billings and Tonkel and 25% of the base salary for Mr. Konzmann, then divided the target grant date fair value by $19.56, the last reported sale price of the Company’s Class A common stock on the New York Stock Exchange on the grant date.
(2)	To determine the number of TSR PSUs to grant to each named executive officer, the Committee identified a target grant date fair value for the award equal to 50% of the base salary for Messrs. Billings and Tonkel and 25% of the base salary for Mr. Konzmann, then divided that amount by $15.15, the fair value of a unit award calculated using a Monte Carlo simulation model.
(3)	Due to his retirement, Mr. Harrington was not eligible to receive PSU awards in 2015.

The right to receive shares of Class A common stock upon vesting of PSUs at the end of the three-year performance period is subject to both continued employment and the achievement of the Company performance goals established by the Compensation Committee. The employment requirement, but not the performance requirement, is waived in the event the awardee dies, becomes disabled or retires; provided, however, that if the awardee dies, becomes disabled or retires before the first anniversary of the grant date, the number of PSUs that are earned under the performance targets are pro-rated based on the number of days the awardee worked during the year. If an awardee is terminated without “cause,” the Compensation Committee, in the exercise of its discretion, determines whether any of the PSUs have been earned, provided that the Compensation Committee may not approve a payout that exceeds the number of PSUs earned under the performance targets. In the event of a change of control, the number of PSUs that are earned for each performance period are determined immediately prior to the change of control based on actual performance and will vest subject to continued employment for the remainder of the original performance period, subject to accelerated vesting in certain circumstances.

Except as described above or as the Committee at any time may otherwise determine, an awardee will forfeit the right to any PSUs if he or she terminates employment before the vesting date.

Stock Ownership Guidelines

The Board has adopted stock ownership guidelines for our executive officers that was designed to require the executive officers to maintain ownership of a minimum number of shares of the Company’s common stock. Under the ownership guidelines, each executive officer is required to retain one-half of all shares distributed from the Company and one-half of all shares realized upon the exercise of stock options or vesting of stock awards, not including any shares sold or tendered by the executive officer to pay taxes and associated costs due as a result of such distribution, exercise or vesting, until the earlier of (i) the date on which the executive officer is no longer an executive officer of the Company or (ii) the executive officer’s achievement of the following ownership levels of the Company’s stock determined in accordance with the guidelines:

•	Eric F. Billings	—	$4,000,000 (five times the then-current base salary)
•	J. Rock Tonkel, Jr.	—	$4,000,000 (five times the then-current base salary)
•	Richard E. Konzmann	—	$487,500 (one and a half times the then-current base salary)

As of April 7, 2016, the named executive officers beneficially owned approximately 1.9% of our outstanding Class A common stock in aggregate. As of April 7, 2016, Messrs. Billings and Tonkel also collectively beneficially owned approximately 76.7% of our outstanding Class B common stock. The Committee believes that the current equity holdings of the named executive officers closely align their interests with those of our shareholders.

Compensation Clawback Policy

On February 9, 2011, the Board adopted a compensation “clawback” policy for the recovery of compensation from our executive officers under certain circumstances. Pursuant to the clawback policy, we have the right to recover any cash bonus awarded to an executive officer (i) in the event of an accounting restatement due to material noncompliance by our Company with the financial reporting requirements of the federal securities laws with respect to financial statements filed by our Company within twelve (12) months after the date of such award and (ii) where such noncompliance was the result of intentional misconduct by that executive officer. Under the policy, the executive officer must reimburse us for the difference between the amount of the original bonus received by that executive officer and the amount of the bonus such officer would have received had the bonus amount been calculated based on the restated financial statements. As adopted, the clawback policy applies to the award of any cash bonus to an executive officer from and after February 9, 2011.

Perquisites and Other Personal Benefits

Given the focus on cash and equity-based compensation in our industry as well as following executive compensation “best practices,” we do not believe that it is necessary to provide perquisites and other personal benefits as part of the total compensation of our named executive officers. Other than in unique circumstances, we do not provide to our named executive officers perquisites such as personal financial planning services, tax advice, income tax preparation fees, housing or other living expenses, personal use of corporate aircraft or other personal travel, car allowances, commuting expenses or payment of uninsured medical costs. We do not provide tax “gross up” payments or other tax reimbursement payments to our named executive officers.

Our named executive officers are eligible to participate in our group health insurance, life insurance benefit, 401(k) match and other programs on the same terms as our other employees.

Post-Termination Compensation; Potential Payments Upon a Change of Control

We do not have employment contracts or post-termination compensation agreements with any of our named executive officers, and we do not have contractual provisions or other arrangements with any of the named executive officers that provide for payments by us to a named executive officer at, following or in connection with the resignation, severance, retirement or other termination (including constructive termination) of a named executive officer. The Board retains discretion to provide severance to a named executive officer in a particular case, although we are under no obligation to do so. Unvested stock options, restricted stock awards, and PSUs held by grantees, including those held by named executive officers, may vest upon a change of control or following a change of control as provided under the terms of our 2014 Long-Term Incentive Plan and individual grant agreements.

If four or more of the Imation Group’s nominees are elected to our Board at the annual meeting, a change of control will occur pursuant to the terms of our 2014 Long-Term Incentive Plan. Upon a change of control, outstanding PSUs and restricted stock awards awarded under our 2014 Long-Term Incentive Plan could vest, and shares of Class A Common Stock underlying RSUs awarded under our 2014 Long-Term Incentive Plan could be issued, in each case subject to certain conditions and restrictions found in our 2014 Long-Term Incentive Plan and the individual award agreements. If such a change of control occurs at the annual meeting, the PSU measurement period will end as of such date. Based on the Company’s current expectations, no shares of Class A common stock would be issued under the outstanding PSUs. The value of the outstanding PSUs as of December 31, 2015 was $0 based on the Company’s performance to that date. If a change of control were to occur at the annual meeting the 36,102 Restricted Share awards granted to Mr. Tonkel on June 11, 2014 could vest. The value of Mr. Tonkel’s Restricted Shares as of December 31, 2015 was $477,629, based on the closing sale price of our Class A common stock on the NYSE of $13.23. Further, if a change of control were to occur at the annual meeting, an aggregate of 148,417 shares of our Class A common stock underlying an aggregate of 148,417 RSUs that were previously awarded to our directors and were outstanding as of December 31, 2015 could be issued to such directors. The value, as of December 31, 2015, of the RSUs previously awarded to our directors and outstanding as of December 31, 2015 was $1,963,556, based on the closing sale price of our Class A common stock on the NYSE of $13.23.

Retirement Benefits

We do not provide defined benefit plans, nonqualified deferred compensation plans or other retirement benefits to our named executive officers, other than a tax-qualified defined contribution savings plan available to all of our employees pursuant to Section 401(k) of the Internal Revenue Code.

Tax Deductibility of Certain Compensation

Section 162(m) of the Internal Revenue Code limits the ability of a public company to deduct for tax purposes compensation in excess of $1.0 million paid annually to each of the Chief Executive Officer and other named executive officers named in the Summary Compensation Table (other than our Chief Financial Officer). There are exceptions to this limit, including an exception for compensation that is based on the attainment of performance goals that are established by the Committee that are stated with reference to performance measures and approved by our shareholders. It is our intention to pay compensation that is fully tax deductible, pursuant to Section 162(m), when that is practicable. However, the Committee is of the view that there are circumstances in which the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Committee, as discussed above, and in the best interests of our company and our shareholders. The Committee’s ability to exercise discretion and to retain flexibility in this regard may, in certain circumstances, outweigh the advantages of qualifying all compensation as tax deductible under Section 162(m). The Committee has administered the 2015 annual bonus and designed the terms of the PSUs such that they are intended to qualify as “performance-based” compensation that is fully tax-deductible under Section 162(m).

Compensation Risk Analysis

The Committee regularly monitors the risks and rewards associated with our compensation programs. The Committee also establishes our compensation programs with the intent to align our interests with shareholders and to help prevent unnecessary or excessive risk taking. We believe that our compensation policies and practices are well balanced and designed to avoid creating compensation incentives that encourage unnecessary or excessive risks that could potentially have a material adverse effect on our Company. The Compensation Discussion and Analysis section above describes our general compensation policies, practices, and philosophies that are applicable for our named executive officers. We use variable compensation for all of our named executive officers, with a focus on performance. We provide a balance between short-term and long-term, cash and equity incentive compensation to ensure management focuses on the long-term impact of short-term decisions and that management’s interests are aligned with those of our shareholders. As an additional safeguard against unnecessary or excessive risk taking, even if pre-established performance metrics are satisfied, the Committee retains the right to reduce overall and individual awards. The Committee continually assesses our executive compensation programs and has implemented additional policies and practices that we believe have further mitigated compensation driven risk. Some of these policies and practices include limits on executive bonuses, the adoption of a clawback policy and the adoption of executive officer stock ownership guidelines, as previously described in more detail in this proxy statement.

Decrease in Value of our 2013, 2014 and 2015 Long-Term Equity Compensation

Our executive compensation program includes performance-based features to align the interests of our named executive officers with those of our shareholders and to provide incentives for our named executive officers to achieve both short-term and long-term business objectives, including through short-term annual cash incentives and long-term equity incentives. The Company’s long-term equity incentive plan is designed to align the incentives of our named executive officers with the Company’s book value and stock price performance. Accordingly, our named executive officers’ expected long-term equity compensation was substantially reduced as a result of the Company’s 2015 book value and stock price performance. As a result, it is not likely the named executive officers will vest in any PSU awards granted in 2013 and 2014 or any of the TSR PSU awards granted in 2015, and it is likely that the named executive officers will vest in only the target amount of the Book Value PSU awards granted in 2015. The chart below compares the cumulative value of the stock awards granted to Messrs. Billings, Tonkel, Konzmann and Harrington over the three year period ended December 31, 2015 as reported in the “Summary Compensation Table” on page 47, compared to the current expected realizable value of the same stock awards assuming that the current stock price, book value per share and quarterly dividend remain unchanged over the remainder of the relevant performance period. The current expected realizable value is based on the current number of shares expected to vest based on these assumptions and the last sale price of the Company’s common stock on the NYSE on March 31, 2016. As shown in the chart below, the cumulative current expected realizable long-term equity incentive compensation for our named executive officers during the three year period ended December 31, 2015 declined $5,510,641, or 84%, from the values as of the grant date.

Grant Value vs. Expected Realizable Value of NEO Stock Awards
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$-
2015 PSUs Grant Value(1)
2014 RS Grant Value(1)
2014 PSUs Grant Value(1)
2013 PSUs Grant Value(1)
-84%
2015 PSU Value(2)
2014 RS Value(3)
Original Grant Value of Stock Awards
Current Expected Realizable Value of Stock Awards
2013 PSU Grants
2014 PSU Grants
2014 RS Grant
2015 PSU Grants

(1)	Represents the aggregate grant date fair value of the PSU and Restricted Share awards granted in 2013, 2014 and 2015 as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each named executive officer. The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 13 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015. The values reported for the PSU awards are based on the probable outcome of each of the performance and market conditions being achieved as of the date of grant. The value of the Book

Value PSU awards is based on the closing stock price on the date of the grant. The value of the TSR PSU awards is based on a Monte Carlo simulation model on the date of the grant. The value reported for Restricted Share awards is based on the closing stock price on the date of the grant.
(2)	Represents PSU awards granted in 2013, 2014 and 2015 expected to vest assuming that the current stock price, book value per share and quarterly dividend remain unchanged over the remainder of the relevant performance period multiplied by $12.53, the last sale price of the Company’s common stock on the NYSE on March 31, 2016.
(3)	Represents unvested Restricted Shares granted to Mr. Tonkel in 2014, multiplied by $12.53, the last sale price of the Company’s common stock on the NYSE on March 31, 2016.

Reconciliation of Non-GAAP Measures

In addition to the financial results reported in accordance with generally accepted accounting principles applied in the United States (“GAAP”), the Company reported non-GAAP core operating income measures. Further information on the Company’s non-GAAP measures can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The following is a reconciliation of GAAP net income to non-GAAP core operating income measures for the years ended December 31, 2015 and 2014, (unaudited dollars in thousands):

	2015	2014
GAAP net income (loss)	$(69,403)	$7,753
Adjustments:
Legacy litigation expenses	—	54
Non-cash income tax provision	37,515	46,354
Stock compensation	1,145	3,814
Net realized and unrealized loss on trading MBS and hedge instruments	168,339	55,830
Net realized gain on private-label MBS	(17,725)	(17,257)
Other-than-temporary impairment charges	2,417	449
Non-GAAP core operating income excluding gain on private-label MBS	$122,288	$96,997
Non-GAAP core operating income excluding gain on private-label MBS per diluted share	$5.30	$4.76
Weighted average diluted shares outstanding	23,088	20,397

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for 2015

In accordance with the rules of the SEC, the following table contains compensation information for each of our named executive officers for the years ended December 31, 2015, 2014 and 2013.

Name and Principal Position	Year	Salary	Non-Equity Incentive Plan Comp.(1)	Stock Awards(2)		All Other Comp.(3)	Total
Eric F. Billings Executive Chairman	2015	$800,000	$1,360,000	$800,000		$12,417	$2,972,417
	2014	$800,000	$1,600,000	$800,000		$12,217	$3,212,217
	2013	$800,000	$1,600,000	$800,000		$12,017	$3,212,017
J. Rock Tonkel, Jr. Chief Executive Officer and President	2015	$800,000	$1,360,000	$800,000		$12,238	$2,972,238
	2014	$775,577	$1,558,333	$1,800,025	(4)	$13,718	$4,147,653
	2013	$750,000	$1,500,000	$750,000		$44,058	$3,044,058
Richard E. Konzmann(5) Executive Vice President, Chief Financial Officer and Treasurer	2015	$252,877	$189,658	$162,500		$364	$605,399
	2014	—	—	—		—	—
	2013	—	—	—		—	—
Kurt R. Harrington(6) Executive Vice President, Chief Financial Officer and Treasurer	2015	$105,000	$178,500	—		$23,287	$306,787
	2014	$315,000	$630,000	$315,000	(7)	$13,807	$1,273,807
	2013	$300,000	$600,000	$300,000		$13,607	$1,213,607

(1)	For the 2015 performance year, Messrs. Billings, Tonkel, Konzmann and Harrington received annual performance-based cash bonuses in the amount of $1,360,000, $1,360,000, $189,658 and $178,500 respectively, in relation to our achievement of the pre-determined Adjusted ROE goal as well as each executive’s individual performance for 2015. Mr. Harrington’s 2015 performance-based cash bonus was determined on a pro rata basis for the period from January 1, 2015 through April 30, 2015, and Mr. Konzmann’s 2015 performance-based cash bonus was determined on a pro rata basis for the period from March 23, 2015 through December 31, 2015. For the 2014 performance year, Messrs. Billings, Tonkel and Harrington received annual performance-based cash bonuses in the amount of $1,600,000, $1,558,333 and $630,000, respectively, in relation to our achievement of the pre-determined Adjusted ROE goal as well as each executive’s individual performance for 2014. For the 2013 performance year, Messrs. Billings, Tonkel and Harrington received annual performance-based cash bonuses in the amount of $1,600,000, $1,500,000 and $600,000, respectively, in relation to our achievement of the pre-determined Adjusted ROE goal as well as each executive’s individual performance for 2013.
(2)	Represents the aggregate grant date fair value of the PSU awards made in 2013, 2014 and 2015 as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each named executive officer. The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 13 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2015. The amounts reported under this column include both the Book Value PSUs and TSR PSUs, which are described in the Compensation Discussion & Analysis under the heading “2015 Long-Term Equity Incentive Awards.” Details regarding 2015 PSU awards can be found in the table “Grants of Plan-Based Awards.” Details regarding outstanding stock awards can be found in the table “Outstanding Equity Awards At Fiscal Year End.” The values reported for the PSUs are based on the probable outcome of each of the performance and market conditions being achieved as of the grant date. For the 2015 performance year, the grant date fair value of the PSUs assuming that the highest level of performance, excluding dividend reinvestments, will be achieved would be as follows for each of the named executive officers: Mr. Billings — $2,000,000; Mr. Tonkel — $2,000,000; and Konzmann — $406,250. For the 2014 performance year, the grant date fair value of the PSUs assuming that the highest level of performance, excluding dividend reinvestments, will be achieved would be as follows for each of the named executive officers: Mr. Billings — $2,000,000; Mr. Tonkel — $2,000,000; and Harrington — $787,500. For the 2013 performance year, the grant date fair value of the PSUs assuming that the highest level of performance, excluding dividend reinvestments, will be achieved would be as follows for each of the named executive officers: Mr. Billings — $2,000,000; Mr. Tonkel — $1,875,000; and Harrington — $750,000.
(3)	Amounts in this column represent (i) for Messrs. Billings, Tonkel and Harrington, the employer matching contributions under the Company’s 401(k) Plan in the amount of (a) $10,600 in respect of 2015, (b) $10,400 in respect of 2014, and (c) $10,200 in respect of 2013, (ii) life insurance premiums paid by the Company for 2015, 2014 and 2013, (iii) solely with respect to Mr. Tonkel $32,220 in legal fee reimbursements in 2013 and $1,680 in legal fee reimbursements in 2014 for fees incurred in connection with the negotiation of his compensation arrangements related to his promotion to Chief Executive Officer and (iv) solely with respect to Mr. Harrington in 2015, pursuant to the terms of his retirement agreement, the Company agreed to continue to provide benefits to Mr. Harrington for his health, dental and life insurance benefits until November 8, 2017, at the same or substantially similar levels which he received and/or participated in as an employee of the Company as of his retirement date.
(4)	Amount includes PSU awards made to Mr. Tonkel in 2014, as defined in footnote 1 above, in addition to 36,102 unvested Restricted Shares granted to Mr. Tonkel on June 11, 2014 pursuant to the Company’s 2011 Long-Term Incentive Plan when he was promoted to the position of Chief Executive Officer.
(5)	Mr. Konzmann was appointed Executive Vice President, Chief Financial Officer, and Treasurer on March 23, 2015, with an annual base salary of $325,000.
(6)	Mr. Harrington retired as Executive Vice President, Chief Financial Officer, and Treasurer on March 23, 2015 and from active employment with the Company on April 30, 2015.
(7)	Due to Mr. Harrington’s retirement, his 2014 PSUs earned under the performance targets will vest on a pro-rated basis based on the number of days he worked during the year prior to the first anniversary of the grant date. The target pro-rated PSUs that Mr. Harrington will be eligible to earn are shown in “Outstanding Equity Awards at 2015 Fiscal Year-End.”

Grants of Plan-Based Awards for 2015

Messrs. Billings, Tonkel, and Konzmann received performance-based non-equity incentive plan awards and equity incentive plan awards for their performance in 2015. Mr. Harrington received a performance-based non-equity incentive plan award for his performance in 2015, pursuant to the terms of his retirement agreement. Our non-equity incentive plan consists of the annual cash bonus program and our equity incentive plan consists of two types of PSUs: Book Value PSUs and TSR PSUs, both described in this proxy statement under the heading “Compensation Discussion and Analysis — Elements of Executive Compensation — 2015 Annual Performance-Based Cash Bonus Opportunities and — 2015 Long-Term Equity Incentive Plan Awards.”

The table below summarizes the non-equity incentive plan awards and the equity incentive plan awards granted to our named executive officers in 2015.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant-Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Eric F. Billings	7/1/2015	(2)	$400,000	$800,000	$1,600,000	10,225	20,450	51,125	$400,000
	7/1/2015	(3)				13,201.5	26,403	66,007.5	$400,000
J. Rock Tonkel, Jr.	7/1/2015	(2)	$400,000	$800,000	$1,600,000	10,225	20,450	51,125	$400,000
	7/1/2015	(3)				13,201.5	26,403	66,007.5	$400,000
Richard E. Konzmann	7/1/2015	(2)	$126,439	$126,439	$189,658	2,077	4,154	10,385	$81,250
	7/1/2015	(3)				2,681.5	5,363	13,407.5	$81,250
Kurt R. Harrington	N/A		$52,500	$105,000	$210,000	—	—	—	—
	N/A					—	—	—	—

(1)	Represents the range of potential awards granted pursuant to our annual performance-based cash bonus program for 2015. Actual awards granted are shown in the “Summary Compensation Table for 2015” on page 47.
(2)	Represents grants of Book Value PSUs, excluding dividend reinvestments, pursuant to the 2014 Long-Term Incentive Plan. These PSUs are eligible to vest based on the compound annualized growth in the Company’s book value per share (i.e., book value change plus dividends on a reinvested basis) over a three-year performance period.
(3)	Represents grants of TSR PSUs, excluding dividend reinvestments, pursuant to the 2014 Long-Term Incentive Plan. These PSUs are eligible to vest based on the Company’s compound annualized total shareholder return (i.e., share price change plus dividends on a reinvested basis) over a three-year performance period. The grant-date fair value of the TSR PSUs was calculated using a Monte Carlo simulation model.

Outstanding Equity Awards at 2015 Fiscal Year-End

The table below summarizes the outstanding equity incentive plan awards as of December 31, 2015. The information in the table assumes that the target amount of performance based awards is earned over the applicable future performance period. These amounts may not correspond to the actual number of shares or market value that will be earned by each named executive officer.

	Stock Awards(1)
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Eric F. Billings	106,142		$1,404,259
J. Rock Tonkel, Jr.	140,386	(4)	$1,857,307
Richard E. Konzmann	9,517		$125,910
Kurt R. Harrington	20,842.9	(5)	$275,752

(1)	If the performance measurements meet or exceed the maximum, then 601,964.6 shares of PSUs, excluding dividend reinvestments, are potentially issuable to Messrs. Billings, Tonkel, Konzmann and Harrington. Based on the performance measurements as of April 7, 2016, it is likely that the NEOs would not vest in any awards under the PSUs granted in 2013 (that will vest in 2016), PSUs granted in 2014 (that will vest in 2017) and TSR PSUs granted in 2015 (that will vest in 2018). Based on the performance measurements as of April 7, 2016, it is expected that 100% out of a maximum 250% of the target shares will vest of Book Value PSUs granted in 2015 (that will vest in 2018). However, the current performance measurements could improve, which would result in additional PSU awards vesting. Conversely, the current performance measurements could decline, which would result in less PSU awards vesting. The following table reflects the estimated equity incentive plan awards that the NEOs would be issued based on the performance of the PSUs to date:

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Estimated Shares, Units or Other Rights to be Issued Based on Current Performance		Equity Incentive Plan Awards: Market or Payout Value of Estimated Shares, Units or Other Rights That Have Not Vested(a)
Eric F. Billings	20,450		$270,554
J. Rock Tonkel, Jr.	56,552	(b)	$748,183
Richard E. Konzmann	4,154		$54,957
Kurt R. Harrington	—		—

(a)	Calculated using a share price of $13.23, the last sale price on the NYSE on December 31, 2015.
(b)	Includes 36,102 unvested Restricted Shares granted to Mr. Tonkel on June 11, 2014 pursuant to the Company’s 2011 Long-Term Incentive Plan when he was promoted to the position of Chief Executive Officer.

(2)	Represents the target number of Book Value PSUs and TSR PSUs, excluding dividend reinvestments, that are potentially issuable. These PSUs vest based on performance according to the following schedule:

Name	PSU Type	Target Number of Shares	Vesting Date
Eric F. Billings	2013 Book Value PSUs	14,798	7/1/2016
	2013 TSR PSUs	14,948	7/1/2016
	2014 Book Value PSUs	14,674	7/1/2017
	2014 TSR PSUs	14,869	7/1/2017
	2015 Book Value PSUs	20,450	7/1/2018
	2015 TSR PSUs	26,403	7/1/2018
J. Rock Tonkel, Jr.	2013 Book Value PSUs	13,874	7/1/2016
	2013 TSR PSUs	14,014	7/1/2016
	2014 Book Value PSUs	14,674	7/1/2017
	2014 TSR PSUs	14,869	7/1/2017
	2015 Book Value PSUs	20,450	7/1/2018
	2015 TSR PSUs	26,403	7/1/2018
Richard E. Konzmann	2015 Book Value PSUs	4,154	7/1/2018
	2015 TSR PSUs	5,363	7/1/2018
Kurt R. Harrington	2013 Book Value PSUs	5,549	7/1/2016
	2013 TSR PSUs	5,605	7/1/2016
	2014 Book Value PSUs	4,812.4	7/1/2017
	2014 TSR PSUs	4,876.5	7/1/2017
(3)	Calculated using a share price of $13.23, the last sale price on the NYSE on December 31, 2015.
(4)	Includes 36,102 unvested Restricted Shares granted to Mr. Tonkel on June 11, 2014 pursuant to the Company’s 2011 Long-Term Incentive Plan when he was promoted to the position of Chief Executive Officer.
(5)	In accordance with the 2014 Long-Term Incentive Plan, Mr. Harrington will continue to vest in the PSU awards based on the achievement of the Company’s performance targets, under the terms of Mr. Harrington’s 2014 PSU award; however, a portion of his 2014 PSU awards were forfeited based on the number of days he worked during the year prior to the first anniversary of the grant date.

Option Exercises and Stock Vested

The following table sets forth certain information regarding the vesting of stock awards during the year ended December 31, 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(2)
Eric F. Billings	17,146	$309,655
J. Rock Tonkel, Jr.	16,075	$290,313
Richard E. Konzmann	—	$—
Kurt R. Harrington	6,430	$116,122

(1)	Represents shares of Class A common stock, including dividend reinvestments, issued upon vesting of a portion of the PSUs awarded to our named executive officers on August 13, 2012 pursuant to our 2011 Long-Term Incentive Plan. PSUs represent the right to receive shares of the Company’s Class A common stock subject to the achievement of certain performance goals at the end of the applicable performance period. The number of shares acquired on vesting shown above includes 5,897, 8,183 and 2,335 shares that were withheld by the Company on behalf of Messrs. Billings, Tonkel and Harrington respectively, to satisfy a tax withholding obligation by each person in connection with the vesting of the PSUs.
(2)	Calculated using a share price of $18.06, the last sale price on the NYSE on August 13, 2015, which was the vesting date.

COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight duties, the Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” set forth in this proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Daniel E. Berce, Chairman

David W. Faeder

Peter A. Gallagher

Ralph S. Michael, III

April 18, 2016

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company’s financial reporting process. The Company has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company’s independent registered public accounting firm, PwC, is responsible for expressing an opinion on the Company’s consolidated financial statements and on its internal control over financial reporting as of December 31, 2015, and on its 2015, 2014 and 2013 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). In accordance with its charter, the Audit Committee met quarterly with PwC and with senior financial management to review their work and the financial results reported for the quarter, and otherwise complied with all provisions of such charter.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2015 with the Company’s management and PwC. The Audit Committee has discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from PwC as required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Respectfully submitted,

THE AUDIT COMMITTEE

Ralph S. Michael, III, Chairman

Daniel E. Berce

Peter A. Gallagher

Anthony P. Nader, III

April 18, 2016

OTHER MATTERS

The Board is not aware of any matters to be presented for action at the annual meeting other than as set forth in this proxy statement. However, if any other matters properly come before the annual meeting, or any adjournment or postponement thereof, the person or persons named in the WHITE proxy card will vote them in accordance with their best judgment, as permitted under our Bylaws and Virginia law.

It is important that proxies be returned promptly. Shareholders are urged to vote via the Internet or by telephone by following the instructions in the enclosed WHITE proxy card or to complete and mail your WHITE proxy card in the postage-paid envelope provided.

If you have any questions or need assistance voting, please call the Company’s proxy solicitor, Innisfree:

Shareholders may call toll free: 1-888-750-5834

Banks and Brokers may call collect: 212-750-5833

By Order of the Board of Directors,

D. Scott Parish
Corporate Secretary

April 18, 2016

APPENDIX

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Officers and Employees”) set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the SEC, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with the annual meeting of shareholders (collectively, the “Participants”).

Directors and Nominees

The principal occupations of our directors and nominees are set forth under Proposal 1 of this Proxy Statement, titled “Election of Directors” of this proxy statement. The name of the Directors and Nominees are set forth below and the business addresses for all the directors and nominees is c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Name
Eric F. Billings
J. Rock Tonkel, Jr.
Daniel J. Altobello
Daniel E. Berce
David W. Faeder
Peter A. Gallagher
Ralph S. Michael, III
Anthony P. Nader, III

Officers and Employees

The principal occupations of our executive officers and employees who are considered Participants are set forth below. The principal occupation refers to such person’s position with the company, and the business address for each person is c/o Arlington Asset Investment Corp., 1001 Nineteenth Street North, Suite 1900, Arlington, Virginia 22209.

Name	Title
Eric F. Billings	Executive Chairman
J. Rock Tonkel, Jr.	President and Chief Executive Officer
Richard E. Konzmann	Executive Vice President, Chief Financial Officer and Treasurer

Information Regarding Ownership of Company Securities by Participants

The number of shares of Class A common stock and Class B common stock held by each Participant as of April 7, 2016 is set forth under the “Principal Shareholders” section of this proxy statement.

Information Regarding Transactions in Company Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Shares of Company Securities Purchased or Sold (April 7, 2014 to April 7, 2016)

Name	Transaction Date	# of Shares		Transaction Description
Daniel J. Altobello	6/11/2014	3,339	(1)	Grant of RSU award
	6/10/2015	4,481	(2)	Grant of RSU award
Daniel E. Berce	6/11/2014	3,068	(1)	Grant of RSU award
	6/10/2015	4,118	(2)	Grant of RSU award
	2/10/2016	10,000		Acquisition of Class A common stock
Eric F. Billings	7/1/2014	29,543	(3)	Grant of PSU award
	8/13/2014	19,141	(4)	Vesting of PSUs and acquisition of Class A common stock
	12/11/2014	194,743		Sale of Class A Common Stock
	12/16/2014	143,066		Sale of Class A Common Stock
	7/1/2015	46,853	(3)	Grant of PSU award
	8/13/2015	11,249	(5)	Vesting of PSUs and acquisition of Class A common stock
David W. Faeder	6/11/2014	2,888	(1)	Grant of RSU award
	6/10/2015	3,875	(2)	Grant of RSU award
Peter A. Gallagher	6/11/2014	3,068	(1)	Grant of RSU award
	6/10/2015	4,118	(2)	Grant of RSU award
Richard E. Konzmann	7/1/2015	9,517	(3)	Grant of PSU award
Ralph S. Michael, III	6/11/2014	3,158	(1)	Grant of RSU award
	6/10/2015	4,239	(2)	Grant of RSU award
Anthony P. Nader, III	3/1/2015	800	(6)	Grant of RSU award
	6/10/2015	3,875	(2)	Grant of RSU award
J. Rock Tonkel, Jr.	6/11/2014	36,102	(7)	Grant of restricted shares
	7/1/2014	29,543	(3)	Grant of PSU award
	8/13/2014	17,944	(8)	Vesting of PSUs and acquisition of Class A common stock
	7/1/2015	46,853	(3)	Grant of PSU award
	8/13/2015	7,892	(9)	Vesting of PSUs and acquisition of Class A common stock

(1)	Represents annual grant of RSUs pursuant to the Company’s 2011 Long-Term Incentive Plan in connection with each person’s service as a non-employee director of the Company.
(2)	Represents annual grant of RSUs pursuant to the Company’s 2014 Long-Term Incentive Plan in connection with each person’s service as a non-employee director of the Company.
(3)	Represents the target number of Book Value PSUs and TSR PSUs awarded in 2014 and 2015. Each Book Value PSU and TSR PSU represents a contingent right to receive one share of Class A common stock.
(4)	Represents 38,984 shares of Class A common stock issued upon vesting of a portion of the PSUs awarded on August 13, 2012 pursuant to the Company’s 2011 Long-Term Incentive Plan. 19,843 shares were withheld by the Company to satisfy a tax withholding obligation by Mr. Billings in connection with the vesting of the PSUs.
(5)	Represents 17,146 shares of Class A common stock issued upon vesting of a portion of the PSUs awarded on August 13, 2012 pursuant to the Company’s 2011 Long-Term Incentive Plan. 5,897 shares were withheld by the Company to satisfy a tax withholding obligation by Mr. Billings in connection with the vesting of the PSUs.
(6)	Represents pro rata annual grant of RSUs pursuant to the Company’s 2014 Long-Term Incentive Plan in connection with the Mr. Nader’s service as a non-employee director of the Company.

(7)	Represents unvested restricted shares granted to Mr. Tonkel on June 11, 2014 pursuant to the Company’s 2011 Long-Term Incentive Plan when he was promoted to the position of Chief Executive Officer.
(8)	Represents 36,547 shares of Class A common stock issued upon vesting of a portion of the PSUs awarded on August 13, 2012 pursuant to the Company’s 2011 Long-Term Incentive Plan. 18,603 shares were withheld by the Company to satisfy a tax withholding obligation by Mr. Tonkel in connection with the vesting of the PSUs.
(9)	Represents 16,075 shares of Class A common stock issued upon vesting of a portion of the PSUs awarded on August 13, 2012 pursuant to the Company’s 2011 Long-Term Incentive Plan. 8,183 shares were withheld by the Company to satisfy a tax withholding obligation by Mr. Tonkel in connection with the vesting of the PSUs.

Miscellaneous Information Regarding Participants

Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant owns any Company securities of record that such Participant does not own beneficially. Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant is, or was within the past year, a party to any contract, arrangements or understandings with any person with respect to any Company securities, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies. Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no associate of any Participant owns beneficially, directly or indirectly, any Company securities. Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company. Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant nor any associate of a Participant is a party to any transaction, since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeds $120,000 and (iii) any Participant or any related person thereof had or will have a direct or indirect material interest. Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant, nor any associate of a Participant, has any arrangement or understanding with any person (i) with respect to any future employment by the Company or its affiliates or (ii) with respect to any future transactions to which the Company or any of its affiliate will or may be a party. Except as described in this Appendix or otherwise disclosed in the proxy statement, to our knowledge, no Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting.

Other Information

There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any of their associates is a party adverse to, or has a material interest adverse to, the Company or any of its subsidiaries.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Arlington Asset Investment Corp. common stock for the upcoming annual meeting of shareholders.

PLEASE REVIEW THE PROXY STATEMENT AND VOTE TODAY IN ONE OF THREE WAYS:

1. **Vote by Telephone—**Please call toll-free in the U.S. or Canada at **1-888-216-1332**, on a touch-tone phone. If outside the U.S. or Canada, call 1-**215-521-4790.** Please follow the simple instructions. You will be required to provide the unique control number printed below.

OR

2. **Vote by Internet—**Please access **https://www.proxyvotenow.com/ai** and follow the simple instructions. Please note you must type an "s" after http. You will be required to provide the unique control number printed below.

You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3. **Vote by Mail—**If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: Arlington Asset Investment Corp., c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED ▼

☒ **Please mark your votes as in this example using dark ink only.**

The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

Nominees:

01. Eric F. Billings	05. Peter A. Gallagher
02. Daniel J. Altobello	06. Ralph S. Michael, III
03. Daniel E. Berce	07. Anthony P. Nader, III
04. David W. Faeder	08. J. Rock Tonkel, Jr.

☐ FOR ALL ☐ WITHHOLD ALL ☐ FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

2. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2016. ☐ FOR ☐ AGAINST ☐ ABSTAIN

The Board of Directors recommends you vote AGAINST the following proposal:

Date: ______________________________ 2016

____
(Signature)

____
(Signature, if held jointly)

____
(Title)

NOTE: WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, CORPORATE OFFICERS, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME(S) APPEAR(S) ON THIS PROXY.

PLEASE VOTE TODAY!

SEE REVERSE SIDE

FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE–PAID ENVELOPE PROVIDED ▼

ARLINGTON | ASSET INVESTMENT

ARLINGTON ASSET INVESTMENT CORP.

Annual Meeting Of Shareholders

June 9, 2016 9:00 AM EDT

This proxy is solicited by the Board of Directors

WHITE PROXY

The undersigned hereby, revoking all previous proxies, appoints J. Rock Tonkel, Jr. and Richard E. Konzmann, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Class A Common Stock and all of the shares of Class B Common Stock of ARLINGTON ASSET INVESTMENT CORP. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM EDT, on June 9, 2016, at Le Méridien Hotel, 1121 19th Street North, Arlington, Virginia 22209, or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. In their discretion, the proxies are authorized to vote in accordance with their best judgment upon such other business as may properly come before the Annual Meeting.

(continued and to be signed and dated on the reverse side)